Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-270047
SUPPLEMENT NO. 2
(To the Proxy Statement/Prospectus dated September 8, 2023)
This Supplement No. 2 (this “Supplement”) supplements the proxy statement/prospectus dated September 8, 2023 (as supplemented by Supplement No. 1 thereto, dated September 25, 2023, the “Proxy Statement/Prospectus”) that was mailed by Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (“Twin Ridge”), to its shareholders in connection with its extraordinary general meeting of shareholders (the “extraordinary general meeting”) to be held to consider and approve, among other things, (i) the Business Combination Agreement, dated as of November 29, 2022 (as amended, supplemented or otherwise modified from time to time), by and among Twin Ridge, Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”), Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653 listed on the Australian Securities Exchange (“Carbon Revolution”), and Poppetell Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of MergeCo (“Merger Sub”) (the “Business Combination Agreement”) and (ii) the Scheme Implementation Deed, dated as of November 30, 2022 (as it may be amended and supplemented from time to time), by and among Twin Ridge, Carbon Revolution and MergeCo, and the consummation of the transactions contemplated thereby (the “Business Combination”).
MergeCo filed the Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) as part of a registration statement on Form F-4 (Registration No. 333-270047), which was declared effective by the SEC on September 6, 2023. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement/Prospectus.
The purpose of this Supplement is to update and supplement information contained in the Proxy Statement/Prospectus, and this Supplement is not complete without, and may not be delivered or utilized except in combination with, the Proxy Statement/Prospectus, including any other amendments or supplements thereto. This Supplement should be read in conjunction with the Proxy Statement/Prospectus, and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement. This Supplement modifies and supersedes, in part, the information in the Proxy Statement/Prospectus. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement.
Among other things, this Supplement updates the date of the extraordinary general meeting, which will be held on October 12, 2023 at 1:00 p.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at https://www.cstproxy.com/twinridgecapitalac/sm2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
You do not have to take any action if you have previously voted, given your proxy or exercised your redemption right and do not wish to change your vote or choice to exercise your redemption right. If you have already voted or given your proxy and wish to change your vote or if you wish to change your election to exercise your redemption right, you should follow the procedures described in the Proxy Statement/Prospectus. If you have not already voted, we urge you to do so. Your vote is important regardless of the number of shares you own.
You should carefully consider the matters discussed under “Risk Factors” beginning on page 47 of the Proxy Statement/Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination, the issuance of MergeCo securities in connection with the Business Combination or the other transactions described in the Proxy Statement/Prospectus or this Supplement, or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary is a criminal offense.
The date of this Supplement is October 5, 2023.

Revised Disclosure to Cover Page
PROSPECTUS FOR 4,216,527 ORDINARY SHARES AND 12,210,742 PUBLIC WARRANTS,
IN EACH CASE, OF CARBON REVOLUTION PUBLIC LIMITED COMPANY
The first sentence on the cover page is revised as set forth below to update the General Meeting date:
You are cordially invited to attend the extraordinary general meeting in lieu of the annual general meeting (the “General Meeting”) of Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (“Twin Ridge”), on October 12, 2023 at 1:00 p.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at https://www.cstproxy.com/twinridgecapitalac/sm2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned, for the purpose of voting on Twin Ridge’s proposed Business Combination (as defined below) with Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653 listed on the Australian Securities Exchange (“Carbon Revolution”) and the other matters described in the accompanying proxy statement/prospectus.
Revised Disclosure to Notice
The heading on page i is revised as set forth below to update the General Meeting date:
NOTICE OF EXTRAORDINARY GENERAL MEETING
OF TWIN RIDGE CAPITAL ACQUISITION CORP.
TO BE HELD ON OCTOBER 12, 2023
The first sentence on page i is revised as set forth below to update the General Meeting date:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “General Meeting”) of Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (“Twin Ridge”), will be held on October 12, 2023 at 1:00 p.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at https://www.cstproxy.com/twinridgecapitalac/sm2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
The last three paragraphs on page ii are revised as set forth below to update the deadline for redemptions:
(ii) prior to 5:00 p.m., Eastern Time, on October 10, 2023, (a) submit a written request to Continental Stock Transfer & Trust Company, Twin Ridge’s transfer agent (the “Transfer Agent”), in which you (i) request that Twin Ridge redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through the Depository Trust Company (“DTC”).
Public Shareholders may seek to have their Public Shares redeemed by Twin Ridge, regardless of whether they vote for or against the Business Combination Proposal or any other Shareholder Proposal and whether they held Twin Ridge Ordinary Shares as of August 25, 2023 (the “Record Date”) or acquired them after the Record Date. Any Public Shareholder who holds Twin Ridge Ordinary Shares on or before October 10, 2023 (two business days before the General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $66,682,853 on September 1, 2023 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.64. A Public Shareholder who has properly tendered his, her or its Public Shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate.
Public Shareholders who seek to redeem their Public Shares must demand redemption no later than 5:00 p.m., Eastern Time, on October 10, 2023 (two business days before the General Meeting) by (a) submitting a written request to the Transfer Agent that Twin Ridge redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with any other shareholder with respect to Twin Ridge Ordinary Shares and (c) delivering their Twin Ridge Ordinary Shares, either physically or electronically using DTC’s deposit/withdrawal at custodian system (“DWAC”), at the holder’s option, to the Transfer Agent prior to the General Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
Selected Definitions
The following definition on page 2 is revised as set forth below to update the General Meeting date:
“Business Combination Agreement” means the Business Combination Agreement, attached to this proxy statement/prospectus as Annex A, entered into as of November 29, 2022, by and among Twin Ridge, Carbon Revolution, MergeCo and Merger Sub, as amended on October 5, 2023.
“General Meeting” means the extraordinary general meeting of Twin Ridge's shareholders, to be held on October 12, 2023 at 1:00 p.m., Eastern Time, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the meeting may be adjourned.
Revised Disclosure in the Summary
The third and fourth paragraphs on page 13 of the Summary are revised as set forth below to update the General Meeting date and deadline for redemptions:
The General Meeting of Twin Ridge’s shareholders will be held on October 12, 2023 at 1:00 p.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at https://www.cstproxy.com/twinridgecapitalac/sm2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
The General Meeting will be conducted via live webcast, but the physical location of the General Meeting will remain at the location specified above for the purposes of the Existing Organizational Documents. If you wish to attend the General Meeting in person, you must reserve your attendance at least one Business Day in advance of the General Meeting by contacting Twin Ridge’s Chief Financial Officer at (212) 235-0292 by 10:00 a.m., Eastern Time, on October 10, 2023 (two Business Days prior to the General Meeting). You will be able to attend the General Meeting online, vote and submit your questions during the General Meeting by visiting https://www.cstproxy.com/. To attend the meeting virtually please visit https://www.cstproxy.com/twinridgecapitalac/sm2023 and use a control number assigned by Continental Stock Transfer &Trust Company. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
The second to last paragraph and last paragraph beginning on page 14 are revised as set forth below to update the deadline for redemptions:
(ii) prior to 5:00 p.m., Eastern Time, on October 10, 2023, (a) submit a written request to the Transfer Agent in which you (i) request that Twin Ridge redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (b) deliver your Public Shares to Continental Stock Transfer & Trust Company, Twin Ridge’s transfer agent, physically or electronically through DTC.
Public Shareholders may seek to have their Public Shares redeemed by Twin Ridge, regardless of whether they vote for or against the Business Combination Proposal or any other Shareholder Proposal and whether they held Public Shares as of the Record Date or acquired them after the Record Date. Any Public Shareholder who holds Twin Ridge Ordinary Shares on or before October 10, 2023 (two Business Days before the General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately

$66,682,853 on September 1, 2023, taking into account the initial redemptions, and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.64. A Public Shareholder who has properly tendered his, her or its Public Shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate.
The first paragraph on page 15 is revised as set forth below to update the deadline for redemptions:
Public Shareholders who seek to redeem their Public Shares must demand redemption no later than 5:00 p.m., Eastern Time, on October 10, 2023 (two Business Days before the General Meeting) by (a) submitting a written request to the Transfer Agent that Twin Ridge redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the Exchange Act) with any other shareholder with respect to Twin Ridge Ordinary Shares and (c) delivering their Twin Ridge Ordinary Shares, either physically or electronically using DTC’s DWAC system, at the holder’s option, to the Transfer Agent prior to the General Meeting. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
Revised Disclosure and Supplemental Questions and Answers about the Proposals for Shareholders Disclosure
The introductory paragraph on page 25 is revised to update the General Meeting date:
The questions and answers below highlight only selected information from this document and only briefly address certain commonly asked questions about the proposals to be presented at the General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our shareholders. We urge shareholders to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the General Meeting, which will be held at 1:00 p.m., Eastern Time, on October 12, 2023 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
The following question and answer on page 26 is revised to update the General Meeting date:
Q.	When and where is the General Meeting?
A.
The General Meeting will be held at 1:00 p.m., Eastern Time, on October 12, 2023, via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Only shareholders who held Twin Ridge Ordinary Shares at the close of business on the Record Date will be entitled to vote at the General Meeting.

The following question and answer beginning on page 38 of the section entitled “Questions and Answers about the Proposals for Shareholders” is amended and restated as follows:
Q.	What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A.
The Public Shareholders are not required to vote “FOR” the Business Combination in order to exercise their Redemption Right. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Regardless of the number of Twin Ridge Ordinary Shares redeemed, each of the retained outstanding Public Warrants (which will be MergeCo Public Warrants following the Closing) would each have a value of approximately $0.0406 per warrant based on the closing price of the Public Warrants on the NYSE on September 1, 2023. If a substantial number of, but not all, Public Shareholders exercise their redemption rights, but choose to exercise their retained warrants, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional MergeCo Ordinary Shares are issued.
The Business Combination Agreement and Scheme Implementation Deed provide that Carbon Revolution’s obligation to consummate the Business Combination is conditioned on, among other things, the MergeCo Net Tangible Assets. The MergeCo Net Tangible Assets requires that at 8:00 a.m. on the Second Court Date, MergeCo and its subsidiaries (in the aggregate) shall be reasonably expected to have, immediately following the Implementation Date and following exercise by Twin Ridge shareholders of their Redemption Rights in accordance with the Existing Organizational Documents, at least $5,000,001 of net tangible assets (as reasonably determined by the Twin Ridge Board in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
In addition, in no event will Twin Ridge redeem Twin Ridge Ordinary Shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. Carbon Revolution has used a portion of the net proceeds of the PIUS Financing to repay existing debt, which has reduced cash and indebtedness, with minimal net impact on net tangible assets.
Additionally, as a result of redemptions, the trading market for MergeCo Ordinary Shares may be less liquid than the market for the Twin Ridge Ordinary Shares prior to the consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq Capital or another national securities exchange.
The below sensitivity table shows the potential impact of redemptions on the share ownership by non-redeeming shareholders in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and the maximum redemption scenario. The sensitivity table below shows holdings following the Business Combination with any fractional shares rounded down to the nearest whole number and sets forth the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario. The sensitivity table below excludes the Preferred Shares. The sensitivity table does not show the deferred underwriting commissions incurred in connection with the IPO in each redemption scenario because Barclays and Evercore, the representatives of the underwriters for the IPO, have each agreed to waive the deferred underwriting commissions. The information in the below sensitivity table has been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in the below sensitivity table. In addition, certain percentages presented in the below sensitivity table reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.
	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Shareholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %
Holders of Twin Ridge Class A Ordinary Shares	626,665	25.15%	469,998	20.11%	156,666	7.73%	—	0.0%
Holders of Twin Ridge Class B Ordinary Shares(5)	500,000	20.06%	500,000	21.40%	500,000	24.67%	500,000	26.72%
Yorkville Advisors(6)	1,500	0.06%	1,500	0.06%	1,500	0.07%	1,500	0.08%
Carbon Revolution Performance Rights(7)	7,691	0.32%	7,691	0.33%	7,691	0.38%	7,691	0.41%
Existing Carbon Revolution Equityholders	1,356,137	54.42%	1,357,703	58.10%	1,360,835	67.15%	1,362,401	72.79%

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Shareholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %
Total Shares Outstanding Excluding Additional Dilution Sources	2,491,993	100.00%	2,336,892	100.00%	2,026,692	100.00%	1,871,592	100.00%
Shares Issuable Upon Exercise of MergeCo Warrants	1,221,078	24.88%	1,221,078	25.72%	1,221,078	27.57%	1,221,078	28.60%
Shares Issuable Upon Exercise of OIC MergeCo Warrant(9)	563,332	11.48%	558,634	11.77%	549,240	12.40%	544,543	12.76%
Committed Equity Financing(10)	631,578	12.87%	631,578	13.30%	631,578	14.26%	631,578	14.80%
Total Additional Dilution Sources	2,415,988	49.23%	2,411,290	50.78%	2,401,896	54.24%	2,397,199	56.16%
(1)
This scenario assumes that no Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge—Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(2)
This scenario assumes that 1,566,661 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge—Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(3)
This scenario assumes that 4,699,984 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge—Extension of Time to Complete a Business Combination” for more information on the Extension Meeting. The Business Combination Agreement and Scheme Implementation Deed provide that Carbon Revolution’s obligation to consummate the Business Combination is conditioned on, among other things, MergeCo being reasonably expected to have at least $5,000,001 of net tangible assets upon closing of the Business Combination. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. See “Business of Twin Ridge and Certain Information About Twin Ridge—Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(4)
This scenario assumes that 6,266,645 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. The Business Combination Agreement and Scheme Implementation Deed provide that Carbon Revolution’s obligation to consummate the Business Combination is conditioned on, among other things, MergeCo being reasonably expected to have at least $5,000,001 of net tangible assets upon closing of the Business Combination. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. See “Business of Twin Ridge and Certain Information About Twin Ridge—Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(5)
Excludes 327,203 of the Sponsor’s Twin Ridge Class B Ordinary Shares that shall automatically be forfeited and surrendered to Twin Ridge for no additional consideration immediately prior to the consummation of the Merger and conditioned upon the consummation of the Merger.

(6)	Represents the commitment fee of 1,500 MergeCo Ordinary Shares issued to Yorkville Advisors in connection with the Committed Equity Financing which takes effect at Closing.
(7)
Consists of performance rights, as of September 1, 2023. Such securities will be cancelled and converted into Carbon Revolution ordinary shares on or prior to the Scheme Record Date. These performance rights relate to performance rights currently on issue under Carbon Revolution’s STI plans. All options and performance rights issued under Carbon Revolution’s LTI plans will be cancelled.

(8)
The Equity % with respect to each Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator, based on the stated assumptions. For example, in the 25% redemption scenario, the Equity % with respect to the MergeCo Warrants would be calculated as follows: (a) 1,221,078 MergeCo Ordinary Shares issued pursuant to the MergeCo Warrants; divided by (b) (i) 2,336,892 MergeCo Ordinary Shares (the number of MergeCo Ordinary Shares outstanding prior to any issuance pursuant to the MergeCo Warrants, OIC MergeCo Warrants or Carbon Revolution Performance Rights) plus (ii) 1,221,078 MergeCo Ordinary Shares issued pursuant to the MergeCo Warrants, 558,635 MergeCo Ordinary Shares issued pursuant to the OIC MergeCo Warrants and 631,578 MergeCo Ordinary Shares issued pursuant to the Committed Equity Financing assuming conversion at $9.50 (see footnote 9 below). MergeCo intends to grant initial equity incentive awards with respect to a number of MergeCo Ordinary Shares equal to 5% of the number of issued and outstanding MergeCo Ordinary Shares immediately after the closing of the Business Combination (such number of issued and outstanding MergeCo Ordinary Shares, the “Total Shares Outstanding”) promptly following MergeCo’s eligibility to register the issuance of such awards on Form S-8, which is expected to occur 60 days after the closing of the Business Combination. Such awards may take the form of MergeCo Ordinary Shares or other instruments such as options or rights with respect to MergeCo Ordinary Shares. Under the terms of the Scheme Implementation Deed, Carbon Revolution must seek the consent of Twin Ridge (not to be unreasonably withheld) in relation to the form and quantum of any employee or director short-term or long-term incentive or similar arrangements in excess of such 5% limitation. The total number of MergeCo Ordinary Shares reserved for issuance upon grant of equity incentive awards thereafter is expected to equal approximately 8% of the Total Shares Outstanding (for an aggregate of 13% of the Total Shares Outstanding, inclusive of the initial equity incentive awards).
(9)
The terms of the OIC MergeCo Warrant provide that the OIC MergeCo Warrant will be exercisable for additional shares if MergeCo Ordinary Shares are issued pursuant to any award made under any equity incentive or similar plan prior to the second anniversary of the closing of the Business Combination. The number of MergeCo Ordinary Shares included pursuant to the OIC MergeCo Warrant assumes the MergeCo Ordinary Shares reserved for issuance upon grant of equity incentive awards that is expected to equal approximately 8% of the Total Shares Outstanding (for an aggregate of 13% of the Total Shares Outstanding, inclusive of the initial equity incentive awards) are issued prior to the second anniversary of the closing of the Business Combination. In the event that less than the amount reserved for issuance is issued prior to the second anniversary of the closing of the Business Combination, the number of shares issuable under the OIC MergeCo Warrant will be lower.

(10)
Represents the issuance of 631,578 MergeCo Ordinary Shares pursuant to the Committed Equity Financing, based on the stated assumptions. The terms of the Committed Equity Financing provide for a purchase price equal to 95% or 97% of the volume-weighted average price of MergeCo Ordinary Shares for a specified period, depending upon which specified period is selected. This amount assumes conversion at $95.00, which is the lower of such purchase prices, assuming the volume-weighted average price is equal to the assumed trading price of $100.00 per share, which reflects the deemed value of Twin Ridge Class A Ordinary Shares in the Business Combination of $10.00 multiplied by the applicable exchange ratio for determining the number of MergeCo Ordinary Shares issuable to holders of Twin Ridge Class A Ordinary Shares and assumes the issuance of all shares issuable pursuant to the terms of the Equity Purchase Agreement. The actual trading price of MergeCo Ordinary Shares may be lower than such assumed trading price, which would result in a lower conversion price for the purpose of the Committed Equity Financing and therefore greater dilution to other MergeCo shareholders.

The first paragraph on page 44 is revised to update the deadline for redemptions:
Public Shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of Twin Ridge Class A Ordinary Shares as of the Record Date or acquired their shares after the Record Date. The redemptions will be effectuated in accordance with the Existing Organizational Documents and Cayman Islands law. Any Public Shareholder who holds Twin Ridge Class A Ordinary Shares on or before October 10, 2023 (two Business Days before the General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination; provided that such Public Shareholders follow the procedures provided for exercising such redemption as set forth in the Existing Organizational Documents, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Shareholders exercising such redemption right, regardless of whether such holders vote for or against the Business Combination Proposal and whether such holders are holders of Twin Ridge Class A Ordinary Shares as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A Public Shareholder will be entitled to receive cash for these shares only if the Business Combination is completed. For more information, see “General Meeting of Twin Ridge’s Shareholders—Redemption Rights”.
The following question and answer beginning on page 44 is revised to update the deadline for redemptions:
If you are a Public Shareholder and you seek to have your shares redeemed, you must demand redemption no later than 5:00 p.m., Eastern Time, on October 10, 2023 (two Business Days before the General Meeting) by (a) submitting a written request to the Transfer Agent that Twin Ridge redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the Exchange Act) with any other shareholder with respect to Twin Ridge Ordinary Shares and (c) delivering their Twin Ridge Ordinary Shares, either physically or electronically using DTC’s DWAC system, at the holder’s option, to the Transfer Agent prior to the General Meeting.
The last sentence on page 46 is revised to update the deadline for redemptions:
No. Holders of issued and outstanding Twin Ridge Units must elect to separate the Twin Ridge Units into the underlying Public Shares and Public Warrants prior to exercising redemption right with respect to the Public Shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Public Shares and Public Warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The redemption right includes the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on October 10, 2023 (two Business Days before the General Meeting) in order to exercise your redemption right with respect to your Public Shares.

The following risk factor beginning on page 98 is amended and restated as follows:
The Public Shareholders will experience immediate dilution as a consequence of the issuance of MergeCo Ordinary Shares as consideration in the Business Combination.
The issuance of additional MergeCo Ordinary Shares in the Business Combination, including the issuance of any MergeCo Ordinary Shares after the Closing of the Business Combination pursuant to the Equity Purchase Agreement, will dilute the equity interests of our existing shareholders and may adversely affect prevailing market prices for the Public Shares and/or Public Warrants. The Public Shareholders who do not redeem their public shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination. Additionally, MergeCo following the Closing may determine, subject to the receipt of any shareholder or stock exchange approvals that may be required, to issue additional MergeCo Ordinary Shares or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.
The issuance of additional MergeCo Ordinary Shares (or other equity securities of equal or senior rank) could have the following effects for holders of Public Shares who elect not to redeem their shares:
•	your proportionate ownership interest in MergeCo following the Closing will decrease;
•	the relative voting strength of each previously outstanding share of MergeCo Ordinary Shares following the Business Combination will be diminished; or
•	the market price of the MergeCo Ordinary Shares and the Public Warrants may decline.
The below sensitivity table shows the potential impact of redemptions on share ownership by non-redeeming shareholders in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and the maximum redemption scenario. The sensitivity table below shows holdings following the Business Combination with any fractional shares rounded down to the nearest whole number and sets forth the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario. The sensitivity table below excludes the Preferred Shares. The sensitivity table does not show the deferred underwriting commissions incurred in connection with the IPO in each redemption scenario because Barclays and Evercore, the representatives of the underwriters for the IPO, have each agreed to waive the deferred underwriting commissions. The information in the below sensitivity table has been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in the below sensitivity table. In addition, certain percentages presented in the below sensitivity table reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.
	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Shareholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %
Holders of Twin Ridge Class A Ordinary Shares	626,665	25.15%	469,998	20.11%	156,666	7.73%	—	0.0%
Holders of Twin Ridge Class B Ordinary Shares(5)	500,000	20.06%	500,000	21.40%	500,000	24.67%	500,000	26.72%
Yorkville Advisors(6)	1,500	0.06%	1,500	0.06%	1,500	0.07%	1,500	0.08%
Carbon Revolution Performance Rights(7)	7,691	0.32%	7,691	0.33%	7,691	0.38%	7,691	0.41%
Existing Carbon Revolution Equityholders	1,356,137	54.42%	1,357,703	58.10%	1,360,835	67.15%	1,362,401	72.79%
Total Shares Outstanding Excluding Additional Dilution Sources	2,491,993	100.00%	2,336,892	100.00%	2,026,692	100.00%	1,871,592	100.00%
Shares Issuable Upon Exercise of MergeCo Warrants	1,221,078	24.88%	1,221,078	25.72%	1,221,078	27.57%	1,221,078	28.60%
Shares Issuable Upon Exercise of OIC MergeCo Warrant(9)	563,332	11.48%	558,634	11.77%	549,240	12.40%	544,543	12.76%

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Shareholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %
Committed Equity Financing(10)	631,578	12.87%	631,578	13.30%	631,578	14.26%	631,578	14.80%
Total Additional Dilution Sources	2,415,988	49.23%	2,411,290	50.78%	2,401,896	54.24%	2,397,199	56.16%
(1)
This scenario assumes that no Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge—Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(2)
This scenario assumes that 1,566,661 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge—Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(3)
This scenario assumes that 4,699,984 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge—Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(4)
This scenario assumes that 6,266,645 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. The Business Combination Agreement and Scheme Implementation Deed provide that Carbon Revolution’s obligation to consummate the Business Combination is conditioned on, among other things, MergeCo being reasonably expected to have at least $5,000,001 of net tangible assets upon closing of the Business Combination. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. See “Business of Twin Ridge and Certain Information About Twin Ridge—Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(5)
Excludes 327,203 of the Sponsor’s Twin Ridge Class B Ordinary Shares that shall automatically be forfeited and surrendered to Twin Ridge for no additional consideration immediately prior to the consummation of the Merger and conditioned upon the consummation of the Merger.

(6)	Represents the commitment fee of 1,500 MergeCo Ordinary Shares issued to Yorkville Advisors in connection with the Committed Equity Financing which takes effect at Closing.
(7)
Consists of performance rights, as of September 1, 2023. Such securities will be canceled and converted into Carbon Revolution ordinary shares on or prior to the Scheme Record Date. These performance rights relate to performance rights currently on issue under Carbon Revolution’s STI plans. All options and performance rights issued under Carbon Revolution’s LTI plans will be cancelled.

(8)
The Equity % with respect to each Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator, based on the stated assumptions. For example, in the 25% redemption scenario, the Equity % with respect to the MergeCo Warrant would be calculated as follows: (a) 1,221,078 MergeCo Ordinary Shares issued pursuant to the MergeCo Warrant; divided by (b) (i) 2,336,892 MergeCo Ordinary Shares (the number of MergeCo Ordinary Shares outstanding prior to any issuance pursuant to the MergeCo Warrant, OIC MergeCo Warrant or Carbon Revolution Performance Rights) plus (ii) 1,221,078 MergeCo Ordinary Shares issued pursuant to the MergeCo Warrant, 558,635 MergeCo Ordinary Shares issued pursuant to the OIC MergeCo Warrant and 631,578 MergeCo Ordinary Shares issued pursuant to the Committed Equity Financing assuming conversion at $9.50 (see footnote 9 below). MergeCo intends to grant initial equity incentive awards with respect to a number of MergeCo Ordinary Shares equal to 5% of the number of issued and outstanding MergeCo Ordinary Shares immediately after the closing of the Business Combination (such number of issued and outstanding MergeCo Ordinary Shares, the “Total Shares Outstanding”) promptly following MergeCo’s eligibility to register the issuance of such awards on Form S-8, which is expected to occur 60 days after the closing of the Business Combination. Such awards may take the form of MergeCo Ordinary Shares or other instruments such as options or rights with respect to MergeCo Ordinary Shares. Under the terms of the Scheme Implementation Deed, Carbon Revolution must seek the consent of Twin Ridge (not to be unreasonably withheld) in relation to the form and quantum of any employee or director short-term or long-term incentive or similar arrangements in excess of such 5% limitation. The total number of MergeCo Ordinary Shares reserved for issuance upon grant of equity incentive awards thereafter is expected to equal approximately 8% of the Total Shares Outstanding (for an aggregate of 13% of the Total Shares Outstanding, inclusive of the initial equity incentive awards).

(9)
The terms of the OIC MergeCo Warrant provide that the OIC MergeCo Warrant will be exercisable for additional shares if MergeCo Ordinary Shares are issued pursuant to any award made under any equity incentive or similar plan prior to the second anniversary of the closing of the Business Combination. The number of MergeCo Ordinary Shares included pursuant to the OIC MergeCo Warrant assumes the MergeCo Ordinary Shares reserved for issuance upon grant of equity incentive awards that is expected to equal approximately 8% of the Total Shares Outstanding (for an aggregate of 13% of the Total Shares Outstanding, inclusive of the initial equity incentive awards) are issued prior to the second anniversary of the closing of the Business Combination. In the event that less than the amount reserved for issuance is issued prior to the second anniversary of the closing of the Business Combination, the number of shares issuable under the OIC MergeCo Warrant will be lower.

(10)
Represents the issuance of 631,578 MergeCo Ordinary Shares pursuant to the Committed Equity Financing, based on the stated assumptions. The terms of the Committed Equity Financing provide for a purchase price equal to 95% or 97% of the volume-weighted average price of MergeCo Ordinary Shares for a specified period, depending upon which specified period is selected. This amount assumes conversion at $95.00, which is the lower of such purchase prices, assuming the volume-weighted average price is equal to the assumed trading price of $100.00 per share, which reflects the deemed value of Twin Ridge Class A Ordinary Shares in the Business Combination of $10.00 multiplied by the applicable exchange ratio for determining the number of MergeCo Ordinary Shares issuable to holders of Twin Ridge Class A Ordinary Shares and assumes the issuance of all shares issuable pursuant to the terms of the Equity Purchase Agreement. The actual trading price of MergeCo Ordinary Shares may be lower than such assumed trading price, which would result in a lower conversion price for the purpose of the Committed Equity Financing and therefore greater dilution to other MergeCo shareholders.

The following risk factor shall be added before the first full paragraph beginning on page 100:
The Amendments that adjust the merger ratios could have effects of which we cannot predict with certainty and which may be materially adverse to the market price of the MergeCo Ordinary Shares.
Under the terms of the Amendments, taken together, the parties agreed to revise the merger ratios to reduce the total number of MergeCo Ordinary Shares to be issued in the Business Combination on a one share per ten share basis, affecting all recipients of MergeCo Ordinary Shares equally. Accordingly, the relative share ownership of holders of Twin Ridge Class A Ordinary Shares who do not redeem, holders of Carbon Revolution Ordinary Shares, holders of Carbon Revolution performance rights and Yorkville Advisors Global, LP, as well as the percentage of shares issuable pursuant to the FY2023 Incentive Equity Plan or upon exercise of any warrants, shall be unaffected by the adjustment of the merger ratios, except for minor adjustments due to the treatment of fractional shares. Any fractional shares resulting from the conversion will be rounded down to the nearest whole number.
Such adjustment is expected to result in a higher trading price for MergeCo Ordinary Shares without altering any of the economic terms of the Business Combination. However, the effect of the adjustment of the merger ratios upon the market price of the MergeCo Ordinary Shares cannot be predicted with any certainty. It is possible that the expected market price of the MergeCo Ordinary Shares does not rise in proportion to the reduction in the number of MergeCo Ordinary Shares outstanding resulting from the adjustment of the merger ratios. In addition, the liquidity of the MergeCo Ordinary Shares may be harmed by the adjustment of the merger ratios given the reduced number of MergeCo Ordinary Shares that would be outstanding after the adjustment of the merger ratios.
The last paragraph on page 109 is revised to update the deadline for redemptions:
A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder: (i)(a) holds Public Shares, or (b) if the Public Shareholder holds Public Shares through Twin Ridge Units, the Public Shareholder elects to separate its units into the underlying Public Shares and Public Warrants prior to exercising its Redemption Right with respect to the Public Shares; (ii) submits a written request to the Transfer Agent, in which it (a) requests that Twin Ridge redeem all or a portion of its Public Shares for cash and (b) identifies itself as a beneficial holder of the Public Shares and provides its legal name, phone number and address; and (iii) delivers its share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 10, 2023 (two Business Days before the General Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and, the Transfer Agent, will need to act to facilitate this request. It is Twin Ridge's understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Twin Ridge does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Right and thus will be unable to redeem their shares.
Revised Disclosure to General Meeting of Twin Ridge’s Shareholders
The first sentence on page 118 is revised to update the General Meeting date:
This proxy statement/prospectus is being provided to Twin Ridge’s shareholders as part of a solicitation of proxies by the Twin Ridge Board for use at the General Meeting of Twin Ridge’s shareholders to be held on October 12, 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
Date, Time and Place of General Meeting
The third paragraph on page 118 is revised to update the General Meeting date:
The General Meeting of Twin Ridge’s shareholders will be held on October 12, 2023 at 1:00 p.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at https://www.cstproxy.com/twinridgecapitalac/sm2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Redemption Rights
The second subsection under the first paragraph on page 120 is revised to update the deadline for redemptions:
(ii). prior to 5:00 p.m., Eastern Time, on October 10, 2023, (a) submit a written request to the Transfer Agent in which you (i) request that Twin Ridge redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (b) deliver your Public Shares to Continental Stock Transfer & Trust Company, Twin Ridge’s transfer agent, physically or electronically through DTC.
The second paragraph under the Redemption Rights section on page 120 is revised to update the deadline for redemptions:
Public Shareholders may seek to have their Public Shares redeemed by Twin Ridge, regardless of whether they vote for or against the Business Combination Proposal or any other Shareholder Proposal and whether they held Public Shares as of the Record Date or acquired them after the Record Date. Any Public Shareholder who holds Twin Ridge Ordinary Shares on or before October 10, 2023 (two Business Days before the General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $66,682,853 on September 1, 2023 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.64. A Public Shareholder who has properly tendered his, her or its Public Shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate.
The last paragraph on page 120 is revised to update the deadline for redemptions:
Public Shareholders who seek to redeem their Public Shares must demand redemption no later than 5:00 p.m., Eastern Time, on October 10, 2023 (two Business Days before the General Meeting) by (a) submitting a written request to the Transfer Agent that Twin Ridge redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the Exchange Act) with any other shareholder with respect to Twin Ridge Ordinary Shares and (c) delivering their Twin Ridge Ordinary Shares, either physically or electronically using DTC's DWAC system, at the holder's option, to the Transfer Agent prior to the General Meeting. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
Revised Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents Disclosure
The following paragraph added in Supplement No. 1 in the section entitled “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents” after the first paragraph on page 139 is revised as follows:
Scheme Implementation Deed Amendment
On September 21, 2023 we agreed to amend the Scheme attached to the Scheme Implementation Deed and on October 5, 2023, we agreed to further revise the Scheme attached to the Scheme Implementation Deed and the Business Combination Agreement (the “Amendments”). Under the terms of the Amendments taken together, the parties agreed to revise the merger ratios from 0.00877 MergeCo Ordinary shares per Carbon Revolution ordinary share to between 0.00640 and 0.00643 MergeCo Ordinary Shares per Carbon Revolution share (depending on the redemption rate of Twin Ridge’s Class A Ordinary Shares) and 0.10 MergeCo Ordinary Shares per Twin Ridge Ordinary Share, subject to obtaining a necessary order of the Federal Court of Australia and any alterations or conditions made or required by the court. Any fractional shares resulting from the conversion will be rounded down to the nearest whole number. In addition, the End Date in the Scheme Implementation Deed was amended to be November 30, 2023 and the parties consented to the OIC

Financing described above and the entry into fee deferral arrangements with various advisors and other vendors to Carbon Revolution, MergeCo and Twin Ridge with respect to certain transaction expenses.
The merger ratios were agreed to be amended on October 5, 2023 subject to the order of the Federal Court of Australia to reduce the total number of MergeCo Ordinary Shares to be issued in the Business Combination on a one share per ten share basis, affecting all recipients of MergeCo Ordinary Shares equally. Accordingly, the relative share ownership of holders of Twin Ridge Class A Ordinary Shares who do not redeem, holders of Carbon Revolution ordinary shares, holders of Carbon Revolution performance rights and Yorkville Advisors Global, LP, as well as the percentage of shares issuable pursuant to the FY2023 Incentive Equity Plan or upon exercise of any warrants, shall be unaffected by the adjustment of the merger ratios, except for minor adjustments due to the treatment of fractional shares. Such adjustment is intended to result in a higher trading price for MergeCo Ordinary Shares without altering any of the economic terms of the Business Combination. Nevertheless, we make no assurances with respect to the trading price of MergeCo Ordinary Shares following completion of the Business Combination.
Amendment and Restatement of Pro Forma Presentation
The subsections beginning on page 196 beginning with the section entitled “Pro Forma Presentation” is amended and restated as set forth below:
Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared based on the four scenarios described below. Each of the scenarios is based on the approximately 6.3 million Twin Ridge Class A Ordinary Shares outstanding (or 29.4% of the Twin Ridge Class A Ordinary Shares issued in Twin Ridge’s initial public offering), the holders of which did not exercise their redemption rights in connection with the Extension Meeting:
•	Assuming No Redemptions: This presentation assumes that no further Twin Ridge shareholders exercise redemption rights with respect to their Twin Ridge Class A Ordinary Shares (the “No Redemption”).
•
Assuming 25% Redemptions: This presentation assumes that Twin Ridge shareholders holding 1,566,661 Twin Ridge Class A Ordinary Shares will exercise their redemption rights for approximately A$23.4 million at a redemption price of approximately $10.14 per share-based on the investment held in the Trust Account as of December 31, 2022, which represents 25% of Twin Ridge Class A Ordinary Shares that could be redeemed by Twin Ridge shareholders, after giving effect to exercise of redemption rights by such Twin Ridge shareholders and payments thereto in such redemption (the “25% Redemption”).

•
Assuming 75% Redemptions: This presentation assumes that Twin Ridge shareholders holding 4,699,984 Twin Ridge Class A Ordinary Shares will exercise their redemption rights for approximately A$70.3 million at a redemption price of approximately $10.14 per share-based on the investment held in the Trust Account as of December 31, 2022, which represents 75% of Twin Ridge Class A Ordinary Shares that could be redeemed by Twin Ridge shareholders, after giving effect to exercise of redemption rights by such Twin Ridge shareholders and payments thereto in such redemption (the “75% Redemption”).

•
Assuming Maximum Redemptions: This presentation assumes that Twin Ridge shareholders holding 6,266,645 Twin Ridge Class A Ordinary Shares will exercise their redemption rights for approximately A$93.8 million at a redemption price of approximately $10.14 per share-based on the investment held in the Trust Account as of December 31, 2022, which represents 100% of Twin Ridge Class A Ordinary Shares that could be redeemed by Twin Ridge shareholders, after giving effect to exercise of redemption rights by such Twin Ridge shareholders and payments thereto in such redemption (the “Maximum Redemption”). The Maximum Redemption scenario assumes that MergeCo has at least $5,000,001 of net tangible assets upon closing of the Business Combination. The satisfaction of this minimum net tangible asset requirement is a condition precedent to Carbon Revolution’s and Twin Ridge’s obligations under the Scheme Implementation Deed. In this scenario, MergeCo would only recognize the issuance of 5,000,000 MergeCo Ordinary Shares to the holders of the Twin Ridge Class B Ordinary Shares. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario.

These scenarios are for illustrative purposes only, as the actual amount of redemptions by Twin Ridge’s shareholders is unknowable prior to the Twin Ridge shareholder vote with respect to the Business Combination. All scenarios include a pro forma adjustment for the redemption of the 70.6% of shareholders who exercised their redemption rights in connection with the Extension Meeting. The actual financial position and results of operations of the combined company may differ significantly from the pro forma amounts presented.
Description of the Transactions
Business Combination
On November 29, 2022, Carbon Revolution entered into the Scheme Implementation Deed and the Business Combination Agreement with Twin Ridge and MergeCo. Pursuant to the agreements, Twin Ridge will merge with and into a wholly-owned subsidiary of MergeCo and the wholly-owned subsidiary of MergeCo shall continue as the surviving corporation of the merger. Immediately thereafter MergeCo will issue shares to Carbon Revolution shareholders (collectively, the “Business Combination”). Upon completion of the Business Combination, eligible Carbon Revolution shareholders will receive MergeCo Ordinary Shares and existing Twin Ridge Shareholders will receive MergeCo Ordinary Shares in exchange for their existing Twin Ridge Ordinary Shares. Existing Twin Ridge warrant holders will have their Warrants automatically exchanged for MergeCo Warrants, subject to substantially the same terms and conditions, including to become exercisable in respect of MergeCo Ordinary Shares instead of Twin Ridge Ordinary Shares, subject to the terms of the Business Combination Agreement.
After completion of the Transactions, MergeCo will be the parent of a wholly-owned group including both Carbon Revolution and Twin Ridge (the “Group”). This will happen through an exchange, and registration via Form F-4, of MergeCo Ordinary Shares. Similarly, existing outstanding Warrants will be automatically exchanged by assumption by MergeCo of the obligations under the Warrants, including to become exercisable in respect of MergeCo Ordinary Shares instead of Twin Ridge Ordinary Shares. Such MergeCo Warrants will be subject to substantially the same terms and conditions as existing Warrants.
MergeCo will be listed on Nasdaq and, assuming at least some level of redemptions, it is anticipated that the current shareholders of Carbon Revolution will hold the majority of the MergeCo Ordinary Shares.
Pursuant to the Business Combination Agreement and immediately prior to the Twin Ridge Merger Effective Time:
•	Each Twin Ridge Class B Ordinary Share, shall convert automatically, on a one-for-one basis, into a Twin Ridge Class A Ordinary Share;
•
Immediately after the Pre-Merger Conversion, each Twin Ridge Class A Ordinary Share shall be automatically cancelled in exchange for 0.10 validly issued, fully paid and non-assessable MergeCo Ordinary Shares;

•
Each Public Warrant shall be automatically exchanged to become one MergeCo Public Warrant to purchase 0.10 MergeCo Ordinary Shares. Each such MergeCo Public Warrant will be subject to substantially the same terms and conditions set forth in the Existing Warrant Agreement, pursuant to which such Twin Ridge Public Warrant was issued immediately prior to the Twin Ridge Merger Effective Time; and

•
Each Private Placement Warrant shall be automatically exchanged to become one MergeCo Private Warrant to purchase 0.10 MergeCo Ordinary Shares (each, a “MergeCo Founder Warrant”). Each such MergeCo Founder Warrant will be subject to substantially the same terms and conditions set forth in the Existing Warrant Agreement pursuant to which such Twin Ridge Private Warrant was issued immediately prior to the Twin Ridge Merger Effective Time.

The last bullet in the subsection entitled “CEF” on page 195 is restated as follows:
•	MergeCo has agreed to issue 1,500 MergeCo Ordinary Shares to Yorkville Advisors as a ‘commitment fee’ to secure the facility. These must be issued upon completion of the Business Combination.
The following section entitled “Pro Forma Ownership” on page 196 is revised as follows:
Pro Forma Ownership
The following table summarizes the unaudited pro forma ownership of MergeCo Ordinary Shares that would have been outstanding as of December 31, 2022, after giving effect to redemptions in connection with the Extension Meeting and the Pro Forma Transactions, under each of the no redemption, 25% redemption, 75% redemption and maximum redemption scenarios. The information presented in table below includes only shares that are deemed legally outstanding for purposes of calculating pro forma diluted earnings per share and accordingly is not consistent with information elsewhere in this proxy statement/prospectus, including under the caption “Questions and Answers About the Proposals for Shareholders—Q: What equity stake will the Public Shareholders and the current shareholders of Carbon Revolution hold in MergeCo immediately after the Closing?” (which includes all shares that will be deemed outstanding under Irish law upon the consummation of the Business Combination).
	Scenario 1: Assuming No Redemptions		Scenario 2: Assuming 25% Redemptions		Scenario 3: Assuming 75% Redemptions		Scenario 4: Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%
Twin Ridge Ordinary Shares
Twin Ridge Class A Ordinary Shares currently outstanding	21,308,813		21,308,813		21,308,813		21,308,813
Less: Twin Ridge Class A Ordinary shares known redemptions (70.6%)	(15,042,168)		(15,042,168)		(15,042,168)		(15,042,168)
Twin Ridge Class A Ordinary Shares(1)	6,266,645		6,266,645		6,266,645		6,266,645
Less: Redeemed Twin Ridge Class A ordinary shares	—		(1,566,661)		(4,699,984)		(6,266,645)
Sub-total: Twin Ridge Class A Ordinary Shares	(6,266,645)	25.15	4,699,984	20.11	1,566,661	7.73	—	0.00
Twin Ridge Class A Ordinary Shares following the Business Combination	626,665	25.15	469,998	20.11	156,666	7.73	—	0.00
Twin Ridge Class B Ordinary Shares(2)	500,000	20.06	500,000	21.40	500,000	24.67	500,000	26.72
Twin Ridge Shareholders	1,126,665	45.21	969,998	41.51	656,666	32.40	500,000	26.72
Carbon Revolution Shareholders(3)	1,356,137	54.42	1,357,703	58.10	1,360,835	67.15	1,362,401	72.79
Carbon Revolution Performance Rights(4)	7,691	0.32	7,691	0.33	7,691	0.38	7,691	0.41
Yorkville Advisors Global, LP(5)	1,500	0.06	1,500	0.06	1,500	0.07	1,500	0.08
Total Pro Forma MergeCo Ordinary Shares Outstanding as of December 31, 2022	2,491,993	100.00	2,336,892	100.00	2,026,692	100.00	1,871,592	100.00
(1)
The Twin Ridge Class A Ordinary Shares held by the current Twin Ridge shareholders as at December 31, 2022 less the number of Twin Ridge Class A Ordinary Shares redeemed in connection with the Extension Meeting (70.6%) is used for the purpose of the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations as shown below.

(2)	Includes, in all scenarios, the Founder Shares to be converted into 5,000,000 MergeCo Ordinary Shares as part of the Pro Forma Transaction.
(3)
Carbon Revolution shareholders shares are based upon anticipated total share consideration to owners of equity interests in Carbon Revolution equal to 1,363,828 MergeCo Ordinary Shares (reflecting an equity value of $13,638,285, divided by $10.00 per share), with 1,363,828 MergeCo Ordinary Shares issuable to holders of Carbon Revolution shares. Additional dilution will occur when performance rights or options are issued to employees post completion of the Business Combination. As disclosed in “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—Other Agreements Related to the Business Combination—2023 Incentive Equity Plan”, prior to the effectiveness of the registration statement, the MergeCo board and MergeCo’s shareholders will approve and adopt the Carbon Revolution Company FY2023 Incentive Equity Plan (the “FY2023 Incentive Equity Plan”) which will reserve for grant a number of MergeCo Ordinary Shares or other forms of equity in MergeCo. Such grants may include both one-off retention grants, and business-as-usual grants in respect of FY2023. MergeCo intends to grant initial equity incentive awards with respect to a number of MergeCo Ordinary Shares equal to 5% of the Total Shares Outstanding promptly following MergeCo’s eligibility to register the issuance of such awards on Form S-8, which is expected to occur 60 days after the closing of the Business Combination. Such awards may take the form of MergeCo Ordinary Shares or other instruments such as options or rights with respect to MergeCo Ordinary Shares. Under the terms of the Scheme Implementation Deed, Carbon Revolution must seek the consent of Twin Ridge (not to be unreasonably withheld) in relation to the form and quantum of any employee or director short-term or long-term incentive or similar arrangements in excess of such 5% limitation. The total number of MergeCo Ordinary Shares reserved for issuance upon grant of equity incentive awards thereafter is expected to equal 8% of the Total Shares Outstanding (for an aggregate of 13% of the Total Shares Outstanding, inclusive of the initial equity incentive awards). Shares or other equities issued under the 2023 Equity Incentive Plan are not included in the table above and would result in an increase of the number of equities on issue which would be dilutive to existing shares. The unaudited pro forma condensed combined financial information presented has not been adjusted to reflect such potential equity awards, as such awards will not be made until at least 60 days after the closing of the Business Combination and the amount, valuation and other terms and conditions thereof have not been determined and cannot, therefore, be quantified. The amount of any compensation charge incurred upon the grant of any such equity awards may be material.

(4)
These 7,691 MergeCo Ordinary Shares that will be issued on or before the Scheme Record Date upon the cancellation of performance rights relate only to performance rights issued under Carbon Revolution’s STI plans and do not include any number in relation to options and performance rights issued under Carbon Revolution’s LTI plans which will be canceled and not convertible to Carbon Revolution Shares.

(5)	Includes, in all scenarios, the commitment fee of 1,500 MergeCo Ordinary Shares to Yorkville Advisors irrespective of subsequent drawdown.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2022
AS OF DECEMBER 31, 2022 (in thousands)	Carbon Revolution	Twin Ridge		Twin Ridge					Scenario 1: Assuming No Redemptions			Scenario 2: Assuming 25% Redemptions			Scenario 3: Assuming 75% Redemptions			Scenario 4: Assuming Maximum Redemptions
	IFRS (Historical)	US GAAP (Historical)	IFRS Adjustments	IFRS (Historical)	Notes	Transaction Accounting Adjustments – Financing Transaction	Notes	Pro forma for financing transaction	Transaction Accounting Adjustments - Business Combination(1)	Notes	Pro Forma	Transaction Accounting Adjustments – Business Combination(2)	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination(3)	Notes	Pro Forma	Transaction Accounting Adjustments – Business Combination(4)	Notes	Pro Forma
	AUD	AUD	AUD	AUD					AUD			AUD			AUD			AUD
ASSETS
Current assets
Cash and cash equivalents	14,078	1,524	—	1,524		40,176	1L	55,778	318,921	1A	170,046	318,921	1A	146,599	318,921	1A	99,703	318,921	1A	76,255
									—			(23,448)	1A.1		(70,343)	1A.2		(93,791)	1A.3
									(6,536)	1C		(6,536)	1C		(6,536)	1C		(6,536)	1C
									(13,248)	1C		(13,248)	1C		(13,248)	1C		(13,248)	1C
									(8,005)	1D		(8,005)	1D.1		(8,005)	1D.2		(8,005)	1D.3
									(225,130)	1K		(225,130)	1K		(225,130)	1K		(225,130)	1K
									48,266	1N		48,266	1N		48,266	1N		48,266	1N
Restricted Cash	—	—	—	—		14,347	1L	14,347	—		66,608	—		66,608	—		66,608	—		66,608
									51,661	1N		51,661	1N		51,661	1N		51,661	1N
Receivables	5,674	—	—	—		—		5,674	—		5,674	—		5,674		—	5,674		—	5,674
Contract assets	1,946	—	—	—		—		1,946	—		1,946	—		1,946	—		1,946	—		1,946
Inventories	20,754	—	—	—		—		20,754	—		20,754	—		20,754	—		20,754	—		20,754
Prepaid expenses	—	111	—	111		—		111	—		111	—		111	—		111	—		111
Other current assets	2,640	19	—	19		—		2,659	—		2,659	—		2,659	—		2,659	—		2,659
Total current assets	45,092	1,654	—	1,654		54,523		101,269	165,929		267,198	142,482		243,751	95,586		196,855	72,138		173,407
Non-current assets
Marketable securities held in Trust Account	—	318,921	—	318,921		—		318,921	(318,921)	1A	—	(318,921)	1A	—	(318,921)	1A	—	(318,921)	1A	—
Property, plant and equipment	58,488	—	—	—		—		58,488	—		58,488	—		58,488	—		58,488	—		58,488
Right-of-use assets	7,804	—	—	—		—		7,804	—		7,804	—		7,804	—		7,804	—		7,804
Intangible assets	15,688	—	—	—		—		15,688	—		15,688	—		15,688	—		15,688	—		15,688
Total non-current assets	81,980	318,921	—	318,921		—		400,901	(318,921)		81,980	(318,921)		81,980	(318,921)		81,980	(318,921)		81,980
Total assets	127,072	320,575	—	320,575		54,523		502,170	(152,992)		349,178	(176,439)		325,731	(223,335)		278,835	(246,783)		255,387
Current liabilities
Payables	8,120	6,536	—	6,536		—		14,656	(6,536)	1C	32,887	(6,536)	1C	32,887	(6,536)	1C	32,887	(6,536)	1C	32,887
									(2,938)	1D		(2,938)	1D.1		(2,938)	1D.2		(2,938)	1D.3
									27,705	1D		27,705	1D		27,705	1D		27,705	1D
Borrowings	20,581	—	—	—		(14,658)	1L	5,923	7,115	1N	13,038	7,055	1N	12,978	6,937	1N	12,860	6,877	1N	12,800
Lease liability	633	—	—	—		—		633	—		633	—		633	—		633	—		633
Contract liability	779	—	—	—		—		779	—		779	—		779	—		779	—		779
Deferred income	1,763	—	—	—		—		1,763	—		1,763	—			1,763	—	1,763		—	1,763
Provisions	4,414	—	—	—		—		4,414	—		4,414	—		4,414	—		4,414	—		4,414
Total current liabilities	36,290	6,536	—	6,536		(14,658)		28,168	25,345		53,513	25,286		53,454	25,168		53,336	25,108		53,276
Non-current liabilities
Borrowings	—	—	318,921	318,921	(a)	69,181	1L	388,102	(318,921)	1A	161,993	(318,921)	1A	162,053	(318,921)	1A	162,171	(318,921)	1A	162,231
									92,812	1N		92,872	1N		92,990	1N		93,050	1N
Lease liability	7,694	—	—	—		—		7,694	—		7,694	—		7,694	—		7,694	—		7,694
Deferred income	15,950	—	—	—		—		15,950	—		15,950	—		15,950	—		15,950	—		15,950
Provisions	657	—	—	—		—		657	—		657	—		657	—		657	—		657
Warrant liabilities	—	555	—	555		—		555	—		555	—		555	—		555			555
Commitment fee shares	—	217	—	217		—		217	—		217	—		217	—		217	—		217
Total non-current liabilities	24,301	772	318,921	319,693		69,181		413,175	(226,109)		187,066	(226,049)		187,126	(225,931)		187,244	(225,871)		187,304
Total Liabilities	60,591	7,308	318,921	326,229		54,523		441,343	(200,763)		240,580	(200,763)		240,580	(200,763)		240,580	(200,763)		240,580

AS OF DECEMBER 31, 2022 (in thousands)	Carbon Revolution	Twin Ridge		Twin Ridge					Scenario 1: Assuming No Redemptions			Scenario 2: Assuming 25% Redemptions			Scenario 3: Assuming 75% Redemptions			Scenario 4: Assuming Maximum Redemptions
	IFRS (Historical)	US GAAP (Historical)	IFRS Adjustments	IFRS (Historical)	Notes	Transaction Accounting Adjustments – Financing Transaction	Notes	Pro forma for financing transaction	Transaction Accounting Adjustments - Business Combination(1)	Notes	Pro Forma	Transaction Accounting Adjustments – Business Combination(2)	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination(3)	Notes	Pro Forma	Transaction Accounting Adjustments – Business Combination(4)	Notes	Pro Forma
	AUD	AUD	AUD	AUD					AUD			AUD			AUD			AUD
Commitment
Class A ordinary shares subject to possible redemption, 21,308,813 shares at redemption value	—	318,921	(318,921)	—	(a)	—		—	—		—	—		—	—		—	—		—
Stockholders’ Equity
Twin Ridge
Preference shares	—	—	—	—		—		—	—		—	—		—	—		—	—		—
Class A ordinary shares	—	—	—	—		—		—	—		—	—		—	—		—	—		—
Class B ordinary shares	—	1	34,554	34,555	(b)	—		34,555	(34,555)	1G	—	(34,555)	1G	—	(34,555)	1G	—	(34,555)	1G	—
MergeCo common stock	—	—	—	—		—		—	318,921	1A	513,871	318,921	1A	491,131	318,921	1A	445,974	318,921	1A	428,714
									—			(23,448)	1A.1		(70,343)	1A.2		(93,791)	1A.3
									303	1E		303	1E		303	1E		303	1E
									385,536	1F		385,536	1F		385,536	1F		385,536	1F
									(8,634)	1D		(7,927)	1D.1		(6,187)	1D.2		—	1D.3
									7,876	1B		7,876	1B		7,876	1B		7,876	1B
									444	1H		444	1H		444	1H		444	1H
									34,555	1G		34,555	1G		34,555	1G		34,555	1G
									(225,130)	1K		(225,130)	1K		(225,130)	1K		(225,130)	1K
Additional paid-in-capital	—	7,876	—	7,876		—		7,876	(7,876)	1B	—	(7,876)	1B	—	(7,876)	1B	—	(7,876)	1B	—
Share based payment reserves	—	—		—		—			24,187	1C.1	24,187	24,187	1C.1	24,187	24,187	1C.1	24,187	24,187	1C.1	24,187
Carbon Revolution Contributed equity	385,536	—	—	—		—		385,536	(385,536)	1F	—	(385,536)	1F	—	(385,536)	1F	—	(385,536)	1F	—
Carbon Revolution Reserves	7,070	—	—	—		—		7,070	—		7,070	—		7,070	—		7,070	—		7,070
Accumulated losses	(326,125)	(13,531)	(34,554)	(48,085)	(b)			(374,210)	—		(436,530)	—		(437,237)	—		(438,976)	—		(445,163)
									(24,138)	1D		(24,845)	1D.1		(26,584)	1D.2		(32,771)	1D.3
									(303)	1E		(303)	1E		(303)	1E		(303)	1E
									(13,248)	1C		(13,248)	1C		(13,248)	1C		(13,248)	1C
									(24,187)	1C.1		(24,187)	1C.1		(24,187)	1C.1		(24,187)	1C.1
									(444)	1H		(444)	1H		(444)	1H		(444)	1H
Total Stockholders’ Equity	66,481	313,267	(318,921)	(5,654)		—		60,827	47,772		108,599	24,324		85,151	(22,572)		38,255	(46,019)		14,808
Total Liabilities and Stockholders’ Equity	127,072	320,575	—	320,575		54,523		502,170	(152,992)		349,178	(176,439)		325,731	(223,335)		278,835	(246,783)		255,387

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2022
									Scenario 1: Assuming No Redemptions			Scenario 2: Assuming 25% Redemptions			Scenario 3: Assuming 75% Redemptions			Scenario 4: Assuming Maximum Redemptions
AS OF JUNE 30, 2022 (in thousands)	Carbon Revolution	Twin Ridge	IFRS Conversion And Presentation Alignment	Twin Ridge IFRS	Notes	Transaction Accounting Adjustments - Financing transactions	Notes	Pro forma for financing transaction	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments – Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments – Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments – Business Combination	Notes	Pro Forma
	AUD	AUD	AUD	AUD					AUD			AUD			AUD			AUD
Revenue:
Sale of Wheels	38,276	—	—	—		—		38,276	—		38,276	—		38,276	—		38,276	—		38,276
Engineering Services	464	—	—	—		—		464	—		464	—		464	—		464	—		464
Sale of tooling	1,596	—	—	—		—		1,596	—		1,596	—		1,596	—		1,596	—		1,596
Total Revenue	40,336	—	—	—		—		40,336	—		40,336	—		40,336	—		40,336	—		40,336
Cost of goods sold	(57,445)	—	—	—		—		(57,445)	—		(57,445)	—		(57,445)	—		(57,445)	—		(57,445)
Gross Margin	(17,109)	—	—	—		—		(17,109)	—		(17,109)	—		(17,109)	—		(17,109)	—		(17,109)
Other income (expense), net:
Other income	4,320	338	—	338		—		4,658	—		4,658	—		4,658	—		4,658	—		4,658
Operational expenses	(2,013)	(3,244)	—	(3,244)		—		(5,257)	—		(5,257)	—		(5,257)	—		(5,257)	—		(5,257)
Research and development	(16,933)	—	—	—		—		(16,933)	—		(16,933)	—		(16,933)	—		(16,933)	—		(16,933)
Administrative expenses	(13,146)	—	—	—		—		(13,146)	(444)	1H	(13,590)	(444)	1H	(13,590)	(444)	1H	(13,590)	(444)	1H	(13,590)
Marketing expenses	(1,550)	—	—	—		—		(1,550)			(1,550)	—		(1,550)	—		(1,550)	—		(1,550)
Borrowing costs	(1,390)	—	14,070	14,070	(d)	(11,402)	1M	1,278	(303)	1E	(12,500)	(303)	1E	(12,488)	(303)	1E	(12,464)	(303)	1E	(12,453)
									(13,475)	1O		(14,463)	1O		(13,439)	1O		13,428	1O
Transaction costs	—	—	—	—		—		—	(13,248)	1C	(65,534)	(13,248)	1C	(66,241)	(13,248)	1C	(67,980)	(13,248)	1C	(85,644)
									(25,210)	1C.1	—	(25,210)	1C.1	—	(25,210)	1C.1	—	(25,210)	1C.1	—
									(27,076)	1D	—	(27,783)	1D.1	—	(29,522)	1D.2	—	(35,710)	1D.3	—
									—		—	—		—	—		—	(11,476)	1A.3	—
Change in fair value of warrant liability	—	13,648	(13,648)	—	(d)	—		—	—		—	—		—	—		—	—		—
Change in fair value of over-allotment liability	—	422	(422)	—	(d)	—		—	—		—	—		—	—		—	—		—
(Loss)/profit before income taxes	(47,821)	11,164	—	11,164		(11,402)		(48,059)	(79,756)		(127,815)	(80,451)		(128,510)	(82,166)		(130,225)	(99,819)		(147,878)
Income tax expense
Net Loss	(47,821)	11,164	—	11,164		(11,402)		(48,059)	(79,756)		(127,815)	(80,451)		(128,510)	(82,166)		(130,225)	(99,819)		(147,878)
Pro forma weighted average common shares outstanding - basic and diluted											2,491,993			2,336,892			2,026,692			1,871,592
Pro forma net loss per share - basic and diluted											(51.29)			(54.99)			(64.26)			(79.01)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2022
									Scenario 1: Assuming No Redemptions			Scenario 2: Assuming 25% Redemptions			Scenario 3: Assuming 75% Redemptions			Scenario 4: Assuming Maximum Redemptions
AS OF DECEMBER 31, 2022 (in thousands)	Carbon Revolution	Twin Ridge	IFRS Conversion and Presentation Alignment	Twin Ridge IFRS	Notes	Transaction Accounting Adjustments – Financing transaction	Notes	Pro forma for financing transaction	Transaction Accounting Adjustments – Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma
	AUD	AUD	AUD	AUD					AUD			AUD			AUD			AUD
Revenue:
Sale of Wheels	18,009	—	—	—		—		18,009	—		18,009	—		18,009	—		18,009	—		18,009
Engineering Services	—	—	—	—		—		—	—		—	—		—	—		—	—		—
Sale of tooling	—	—	—	—		—	—		—		—	—		—		—
Total Revenue	18,009	—	—	—		—		18,009	—		18,009	—		18,009	—		18,009	—		18,009
Cost of goods sold	(25,586)	—	—	—		—		(25,586)	—		(25,586)	—		(25,586)	—		(25,586)	—		(25,586)
Gross Margin	(7,577)	—	—	—		—		(7,577)	—		(7,577)	—		(7,577)	—		(7,577)	—		(7,577)
Other income (expense), net:
Other income	2,485	4,601	—	4,601		—		7,086	—		7,086	—		7,086	—		7,086	—		7,086
Operational expenses	(388)	(5,180)	—	(5,180)		—		(5,568)	—		(5,568)	—		(5,568)	—		(5,568)	—		(5,568)
Research and development	(9,134)	—	—	—		—		(9,134)	—		(9,134)	—		(9,134)	—		(9,134)	—		(9,134)
Administrative expenses	(7,855)	—	—	—		—		(7,855)	(305)	1J	(8,160)	(305)	1J	(8,160)	(305)	1J	(8,160)	(305)	1J	(8,160)
Marketing expenses	(732)	—	—	—		—		(732)	—		(732)	—		(732)	—		(732)	—		(732)
Borrowing costs	(1,037)	—	1,048	1,048	(d)	(6,253)	1M	(6,242)	224	1I	(13,338)	224	1I	(13,333)	224	1I	(13,321)	224	1I	(13,315)
									(7,320)	IO		(7,315)	IO		(7,303)	IO		(7,297)	IO
Transaction costs	(3,243)	—	—	—		—		(3,243)	305	1J	(2,938)	305	1J	(2,938)	305	1J	(2,938)	305	1J	(2,938)
Change in fair value of warrant liability	—	1,272	(1,272)	—	(d)	—		—	—		—	—		—	—		—	—		—
Fair value of Commitment fee shares	—	(224)	224	—	(d)	—		—	—		—	—		—	—		—	—		—
(Loss)/profit before income taxes	(27,481)	469	—	469		(6,253)		(33,265)	(7,096)		(40,361)	(7,091)		(40,356)	(7,079)		(40,344)	(7,073)		(40,338)
Income tax expense
Net (Loss)/profit	(27,481)	469	—	469		(6,253)		(33,265)	(7,096)		(40,361)	(7,091)		(40,356)	(7,079)		(40,344)	(7,073)		(40,338)
Pro forma weighted average common shares outstanding - basic and diluted									2,491,993			2,336,892			2,026,692			1,871,592
Pro forma net loss per share - basic and diluted									(16.20)			(17.27)			(19.91)			(21.55)

Amended Disclosure Regarding Notes to Unaudited Pro Forma Condensed Financial Information
Note 3 and Note 4 are amended and restated as follows:
3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Pro Forma Transactions under IFRS and has been prepared for informational purposes only. The adjustments presented in the unaudited pro forma condensed combined financial information are intended to present relevant information necessary to understand Carbon Revolution’s financial position and results of operations upon the consummation of the Pro Forma Transactions.
The Business Combination is not within the scope of IFRS 3 as Twin Ridge does not meet the definition of a business in accordance with IFRS 3. Nevertheless, the principles of IFRS 3 were applied to identify the accounting acquirer in the Business Combination, and it was concluded that Carbon Revolution is the accounting acquirer.
The adjustments included in the unaudited pro forma condensed combined balance sheets as of December 31, 2022 are as follows:
•
(a) Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Twin Ridge’s historical mezzanine equity (Twin Ridge Class A Ordinary Shares subject to possible redemption) into Non-current Liabilities (Borrowings).

•
(b) Reflects the award of Founder Shares measured at fair value of A$34.6 million in accumulated losses representing an IFRS 2 charge for the Twin Ridge Class B Ordinary Shares awarded to the Sponsor in Q1, 2021. IFRS 2 requires that where an issuance of shares is made for less than fair value, an IFRS 2 expense is recognized for any unidentifiable services provided at the value of the difference. The adjustment represents the value of the difference between the aggregate consideration paid and the aggregate value of B shares issued with reference to the $5.01 fair value of the Founder Shares as determined by the concurrent award of Class B shares to the directors of Twin Ridge described below. As the award did not contain any performance or forfeiture conditions, nor any variability based on the outcome of a subsequent business combination, the IFRS 2 charge is recognized at the date of issuance of the shares being for services deemed to be provided by the Sponsor up to that date. As this took place prior to July 1, 2021 no corresponding pro forma compensation charge is recognized in the pro forma statement of operations for the twelve months ended June 30, 2022. US GAAP does not contain a similar prescriptive requirement regarding unidentifiable services.

Additionally, in February 2021, the Sponsor transferred 60,000 Class B shares in the aggregate to three Twin Ridge directors. Per share consideration was equal to the amount paid by the Sponsor to Twin Ridge for each Sponsor Share. The award is contingent on the successful completion of a business combination and an IFRS 2 charge has been recognized as a pro forma adjustment accordingly for the fair value of the shares determined at grant date. IFRS 2 charge of A$444,000 is reflected in adjustment (1H).
The pro forma adjustments also include the effect of a transaction between the Sponsors and other advisors whereby the Sponsor agreed to the transfer of 3,350,000 existing Class B shares upon completion of a successful business combination. The Company was not party to this agreement and no incremental Class B shares will be issued. However, the scope of IFRS 2 requires that a compensation expense be recognized in Twin Ridge’s statement of operations if Twin Ridge’s shareholders are party to an arrangement for the award of shares in consideration for services provided to Twin Ridge that are fulfilled by the shareholders. Specifically, IFRS 2 requires a compensation charge to be recognized, notwithstanding that Twin Ridge is not a party to the arrangement, nor that any new shares will be issued by Twin Ridge as a result of the arrangement. As Twin Ridge will be the beneficiary of any successful business combination, a pro forma compensation expense and associated non-share capital contribution is recognized for the $16.4 million fair value of Twin Ridge Class B Ordinary Shares to be awarded to advisors on completion of the Business Combination. Accordingly, an IFRS 2 charge of A$24.2 million is reflected in adjustment (1C.1).
•
(c) As reflected in the pro forma C and D series of adjustments below, transaction costs that are not direct and incremental to the issuance of new shares for consideration are expensed as a pro forma adjustment.

These include consulting fees, Australian legal counsel fees in relation to existing Carbon Revolution shareholders and the Twin Ridge time extension fee. For direct and incremental transaction costs such as US counsel fees and other costs relating to preparation of the registration statement, a further allocation has been made as required by IAS32. This allocation is based on the proportionate number of shares issued to existing Carbon Revolution shareholders and shares issued to Twin Ridge shareholders. Only the fractional proportion relating to Twin Ridge shareholders is recognized in equity in each redemption scenario. Transaction costs considered for capitalization are limited to the maximum amount that does not exceed the capital raised under each scenario.
Excluding share-based compensation expense, the treatment of transaction costs incurred by Carbon Revolution in the unaudited condensed combined pro forma information may be summarized as follows:
Costs	No redemption scenario	25% redemption scenario	75% redemption scenario	Maximum redemption scenario
Fraction of Carbon transaction costs capitalized based on proportionate shares issued to Twin Ridge shareholders. These predominantly comprise US counsel and other direct and incremental advisory fees related to the transaction and preparation of the associated registration statement as at December 31, 2022.	8,634	7,927	6,187	—
Fraction of Carbon transaction costs expensed based on proportionate share and other costs not direct and incremental to the transaction. These other costs include Australian legal counsel, advisory fees relating to the structure of MergeCo, taxation advice and insurances recognized in accumulated losses at December 31, 2022.	27,076	27,783	29,522	35,710
•
(d) Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Twin Ridge’s change in fair value of warrant liability and fair value of commitment fees shares into finance expenses (Borrowings).

•
(1A) Reflects the recognition and reclassification of approximately AUD equivalent $318.9 million of cash and marketable securities held in the Trust Account as of December 31, 2022 to cash and cash equivalents that becomes available for general use by MergeCo following the closing of the Business Combination. It also reflects the issuance of MergeCo Ordinary Shares in exchange for Twin Ridge Class A Ordinary Shares currently classified in borrowings.

•
(1A.1) Represents the impact to cash of a 25% redemption scenario in which 1,566,661 shares of Twin Ridge Class A Ordinary Shares are redeemed for A$23.4 million allocated to common stock, using a par value of $0.0001 per share at a redemption price of $10.14 per share.

•
(1A.2) Represents the impact to cash of a 75% redemption scenario in which 4,699,984 shares of Twin Ridge Class A Ordinary Shares are redeemed for A$70.3 million allocated to common stock, using a par value of AUD0.0001 per share at a redemption price of $10.14 per share.

•
(1A.3) Represents the impact to cash of a maximum redemption scenario in which 6,266,645 shares of Twin Ridge Class A Ordinary Shares are redeemed for A$93.8 million allocated to common stock, using a par value of $0.0001 per share. Additionally, an IFRS 2 charge has been recognized for the excess of the fair value of MergeCo Ordinary Shares issued to Twin Ridge shareholders over the net assets of Twin Ridge as a pro forma adjustment.

•
(1B) Under Australian law share capital does not have any par value or share premium. Accordingly, this pro forma adjustment represents the reclassification of Twin Ridge additional paid-in-capital to MergeCo Ordinary Shares as a result of the Business Combination.

•
(1C) Represents the preliminary estimated direct and incremental transaction costs incurred prior to, or concurrent with, the completion of the Business Combination by Twin Ridge recognized in profit and loss which are partially settled through cash proceeds from the Transaction.

•
(1C.1) Represents a non-cash compensation incurred, concurrent with, the completion of the Business Combination by Twin Ridge through a share-based award payment to advisors. $16.4 million is translated at the relevant AUD/USD exchange rates.

•
(1D) Represents preliminary estimated direct and incremental transaction costs incurred by Carbon Revolution, allocated between new capital raised and the listing of Carbon Revolution legacy shareholder securities in a no redemption scenario directly in equity and in profit and loss respectively.

•
(1D.1) Represents preliminary estimated direct and incremental transaction costs incurred by Carbon Revolution, allocated between new and existing capital using a 25% redemption scenario directly in equity and in profit and loss respectively.

•
(1D.2) Represents preliminary estimated direct and incremental transaction costs incurred by Carbon Revolution, allocated between new and existing capital using a 75% redemption scenario directly in equity and in profit and loss respectively.

•
(1D.3) Represents preliminary estimated direct and incremental transaction costs incurred by Carbon Revolution recognized in profit and loss in a maximum redemption scenario with no new capital raised.

•
(1E) Represents the commitment fee being the fair value of 15,000 MergeCo Ordinary Shares issued to Yorkville Advisors for establishment of the committed equity facility which takes effect at closing of the Business Combination. The fair value of MergeCo Ordinary Shares is determined by reference to the implied value based on the market price of Carbon Revolution shares and associated proposed transaction exchange ratio.

•	(1F) Represents the pro forma adjustment for the exchange of Carbon Revolution shares as a result of the Business Combination.
•
(1G) Represents the pro forma adjustment for the award of Founder Shares of A$34.6 million as a result of the Business Combination with no forfeiture conditions and the award of shares to the Twin Ridge directors that are contingent on successful completion of a business combination.

•	(1H) Represents the pro forma adjustment for the share-based compensation offered to the directors that is contingent on successful completion of a business combination.
•
(1I) Reversal of commitment fee being the fair value of 15,000 MergeCo Ordinary Shares issued to Yorkville Advisors for establishment of the committed equity facility which takes effect at closing of the Business Combination. This has been recognized as part of the pro-forma adjustments in the year ended June 30, 2022.

•	(1J) Represents a reclassification of transaction expenses comprising existing staff costs to administrative expenses in order to meet IFRS requirements.
•
(1K) Represents the pro forma adjustment for the 70.6% Twin Ridge Class A Ordinary Shares, the holders of which exercised their redemption rights in connection with the Extension Meeting totaling A$225.1 million in redemptions.

•
(1L) The pro forma presentation gives effect to financing entered into subsequent to December 31, 2022 that is not contingent on consummation of the merger. The financing adjustments amounts give effect to

○	A$88.6 million equivalent in 4 year borrowings pursuant to the PIUS Financing;
○	associated transaction costs and financing fees of A$19.4 million paid out of proceeds;
○	cash reserves required to be maintained of A$14.3 million – classified as restricted cash;
○	The repayment of existing debt outstanding at December 31, 2022 of A$14.7 million; and
○	Net cash proceeds of A$40.2 million
A$’000
Restricted Cash	14,347
Transaction costs and financing fees	19,380
Repayment of borrowings	14,658
Cash (Net proceeds)	40,176
Total	88,561

For pro forma presentation purposes, all amounts shown are in AUD converted at the USD exchange rate at December 31, 2022. However, amounts shown elsewhere are converted at the USD/AUD exchange rate in effect when the financing took place in May 2023.
•
(1M) Reflects coupon interest at 8.5% per annum and the amortization of transaction related costs on the drawdown of borrowings under the PIUS Financing as if it had been drawn down on July 1, 2021 concurrent with the Business Combination as presented in the pro forma statement of operations.

•
(1N) Reflects the A$103 million consideration under the OIC securities purchase agreement for the issuance of preferred shares and warrants effective upon consummation of the Business Combination. The adjustment gives effect to amounts immediately available to MergeCo on issuance of an initial tranche of preferred shares, the issuance of MergeCo warrants, transaction expenses and financing fees of A$3.4 million and A$51.6 million restricted in escrow subject to release upon satisfaction of certain future conditions

A$’000
Restricted Cash	51,661
Transaction costs and financing fees	3,395
Cash (Net proceeds)	48,266
Total	103,322
The fair value of the warrant liability is based on the following number of warrants issued to OIC investors at completion of the Business Combination and the implied value of MergeCo shares based on the Carbon Revolution share price consistent with the measurement of pro forma IFRS2 expenses. The actual number of warrants will depend on the actual redemptions:
-	Scenario 1: No Redemptions - 351,977
-	Scenario 2: 25% Redemptions - 349,042
-	Scenario 3: 75% Redemptions - 343,172
-	Scenario 4: 100% Redemptions - 340,237
•
(1O) Reflects a 12% coupon due on the initial issuance of preferred shares to OIC investors, the accretion of the preferred share liability on an effective interest basis and the amortization of transaction related costs as if the preferred shares had been issued on July 1, 2021 concurrent with the Business Combination as presented in the proforma statements of operations.

4.	Loss per Share
Loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional MergeCo Ordinary Shares in connection with the Pro Forma Transactions, assuming such shares were outstanding since July 1, 2021. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Carbon Revolution ordinary shares issuable relating to the Pro Forma Transactions have been outstanding for the entire period presented. If the maximum number of Twin Ridge Class A Ordinary Shares is redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
As of June 30, 2022, prior to giving effect to the Pro Forma Transactions, the following Twin Ridge Ordinary Shares were authorized, issued and outstanding:
•
Class A Ordinary Shares, par value $0.0001 per share, all of which were subject to possible redemption at approximately $10.00 per share: 500,000,000 shares authorized, 21,308,813 shares issued and outstanding; and

•	Class B Ordinary Shares, par value $0.0001 per share: 50,000,000 shares authorized, 5,327,203 shares issued and outstanding (0.3 million of which will be forfeited).
For purposes of the unaudited pro forma condensed combined financial information, after giving effect to the Pro Forma Transactions, no Twin Ridge Ordinary Shares of any series will be authorized, issued or outstanding.

For the purpose of calculating the pro forma MergeCo Ordinary Shares outstanding as of June 30, 2022 and December 31, 2022, it was assumed that:
•	None of Carbon Revolution’s outstanding vested or unvested options were exercised immediately prior to the Business Combination; and
•	None of the MergeCo OIC investor warrants were exercised immediately upon consummation of the Business Combination.
The unaudited pro forma condensed combined financial information has been prepared assuming four alternative levels of redemption for the period then ended:
	Net Earnings (loss) per share-basic and diluted
	Scenario 1: Assuming No Redemptions	Scenario 2: Assuming 25% Redemptions	Scenario 3: Assuming 75% Redemptions	Scenario 4: Assuming Maximum Redemptions
Year ended June 30, 2022
Pro forma net loss (in thousands)	(127,815)	(128,510)	(130,225)	(147,878)
Net loss per share-basic and diluted	(51.29)	(54.99)	(64.26)	(79.01)
6 months ended December 31, 2022
Pro forma net loss (in thousands)	(40,361)	(40,356)	(40,344)	(40,338)
Net loss per share-basic and diluted	(16.20)	(17.27)	(19.91)	(21.55)
Number of Shares
Twin Ridge shareholders*	1,126,665	969,998	656,666	500,000
Carbon Revolution Shareholders	1,363,828	1,365,394	1,368,526	1,370,092
Yorkville Advisors Global, LP	1,500	1,500	1,500	1,500
	2,491,993	2,336,892	2,026,692	1,871,592
(*)	The historical shares of MergeCo outstanding prior to the Business Combination will be cancelled.
Amended Disclosure Regarding Carbon Revolution Cash Flow Projections—Management’s Discussion and Analysis of Financial Condition and Results of Operations of Carbon Revolution
The disclosure under the heading “Carbon Revolution Cash Flow Projections” beginning on page 236 is amended and restated as set forth below:
Carbon Revolution Cash Flow Projections
Carbon Revolution has prepared a detailed cash flow projection for the 12 month period from October 1, 2023 (the “Cash Flow Projection”) in connection with its assessment of its current and estimated liquidity, including its financing needs and ability to continue as a going concern. Such Cash Flow Projections were prepared as of September 29, 2023 based upon information available to Carbon Revolution as of such date and reflect assumptions as of such date. The information and assumptions available to Carbon Revolution in connection with the preparation of the Cash Flow Projections were as of a later date than the Financial Projections contained in Shareholder Proposal 1 - The Business Combination and, accordingly, such information and assumptions, as well as the amounts presented, may differ materially.
Carbon Revolution projects:
•
transaction costs related to the Business Combination of approximately A$37.3 million, excluding costs relating to the OIC Financing, with A$23.7 million of the costs payable after completion as a result of deferral agreements with certain advisors to Carbon Revolution and Twin Ridge (the “Transaction Cost Deferrals”), payable as described below;

•
net cash outflows in the 12 month period unrelated to the Business Combination of approximately A$74.1 million, being cash inflows from customers (and grants), less operating costs, research and development costs, working capital needs, principal repayments and capital expenditure; and

•	net cash inflows from financing activities of A$79.4 million, consisting primarily of A$104.7 million of funding projected to be raised by the way of accessing the Initial Tranche of the OIC Financing

(A$54.7 million), meeting the conditions for and obtaining the First Reserve Release (A$7.7 million) and raising new funding or accessing the Committed Equity Financing with A$42.3 million offset by Transaction costs of A$14.4 million (including A$2.7 million OIC-related transaction costs) payable within the next four months and deferred Transaction costs of A$10.6 million payable during the remainder of the projection period. This excludes any funds which may remain in the Trust Account after redemptions.
The Transaction Cost Deferrals are payable as follows:
(a) 25% of the first US$30 million of post-Business Combination financings completed during the first 12 months following Implementation will be paid to the relevant advisers pro-rata; and
(b) 33% of the proceeds to Carbon Revolution for any further post-Business Combination financing during the first 12 months following the Implementation will be paid to the relevant advisers pro-rata.
If the total amount paid pursuant to the above within 12 months following closing of the Business Combination is less than US$5 million, Carbon Revolution will pay the difference between that amount and US$5 million. Any remaining balance will be either paid by 50% of the proceeds from any further post-Business Combination financing or the remaining payments will be made on a straight-line basis over the subsequent five years (at the election of the relevant advisor). Payment of the amounts owing may be accelerated in certain limited circumstances.
The Cash Flow Projection assumes that the closing of the Business Combination will occur in October 2023 and that the Group will be funded to the closing of the Business Combination and comply with the liquidity covenant under the New Debt Program. Carbon Revolution:
•	has entered into agreements with certain of its key operational suppliers to defer payments until funds are received from OIC;
•
is required to meet the conditions precedent for closing the Initial Tranche of the OIC Financing prior to closing of the Business Combination in order to receive an earlier payment of the proceeds of the Initial Tranche rather than the 15 Business Days after Implementation set out in the OIC Purchase Agreement;

•	relies on the ongoing support from one customer in the form of earlier payments for shipped wheels than under normal business terms;
•	relies on the ongoing support from another customer in the form of reduction of payment terms for a certain period; and
•	is carefully managing capital expenditures.
Based on projected costs related to the Business Combination, revenue and operating costs, research and development costs, working capital needs, and capital expenditure plans, and to comply with the covenants under the New Debt Program, the Group must successfully raise, in addition to the funds expected from the OIC Financing (and excluding any funds which may remain in the Trust Account after redemptions), new debt and/or equity of approximately A$42.3 million (offset by approximately $10.6 million of costs payable in connection with Transaction Cost Deferrals) to allow the Group to continue as a going concern over the next 12-month period.
Notwithstanding the fact that management is seeking to undertake a Qualified Capital Raise of US$60 million by December 31, 2023, the Cash Flow Projection assumes that the PIUS Additional Monthly Fee will be payable from January 2024.
There are risks associated with the Cash Flow Projection including but not limited to:
•
the company may not receive the customer support it may require, or management of capital expenditure may not be possible without impacting supply obligations to customers and its ability to meet the financial projections;

•	the Business Combination may not be completed, or may be materially delayed;
•
there may be a delay in the availability of the Committed Equity Financing (the Committed Equity Financing will not be available until after the closing of the Business Combination and the filing by MergeCo with the SEC of a registration statement for the resale of the MergeCo Ordinary Shares, and such registration statement being declared effective by the SEC);

•
as the terms of the Committed Equity Financing will not require the Yorkville Advisors to purchase additional shares under the Committed Equity Financing beyond the CEF Ownership Restriction, the Group may have access to materially less than the US$60 million (A$90.3 million) Committed Equity Financing capital;

•	the funds from the OIC Financing may not be received or their receipt may be delayed, including if either the conditions precedent or the conditions subsequent are not satisfied or waived; and
•
the 12 Month Cash Flow Projection is subject to achievement of the financial projections of Carbon Revolution for CY23 and CY24 (as relevant) detailed in the accompanying assumptions and risks applicable to these financial projections.

Should there be a material delay in the timing of the closing of the Business Combination or should the closing of the Business Combination not occur at all (including if Carbon Revolution ceases to be funded before the closing of the Business Combination or breaches its liquidity covenant and the servicer exercises its rights under the New Debt Program), this would have adverse implications for the Group, Carbon Revolution shareholders and its creditors. As the Group is not yet profitable and does not yet derive positive net operating cash flows (and does not expect to be profitable or be able to derive positive net operating cash flows through the 12 month forecast period of the Cash Flow Projection), if the closing of the Business Combination is materially delayed beyond October 2023 or it is not completed, in order to remain viable, the Group will need to seek other funding and liquidity options which may not be available.
Further, in the context of the New Debt Program, if the Business Combination is delayed (i) and if the Group does not raise additional funds through other sources, the Group is likely to breach the liquidity covenants in the New Debt Program documentation and therefore be reliant on the Servicer waiving such default in order to avoid the consequences of a default. Furthermore, subject to the length of the delay, Carbon Revolution could fail to cure, within the provided 60 day time period, the breach of the covenant in the New Debt Program documents to complete the Business Combination by September 30, 2023.
Should the Business Combination be completed but sufficient liquidity not be secured through the above funding initiatives, or should there be a delay in the timing of securing funds through these funding initiatives, this would have adverse implications for the Group, MergeCo shareholders and its creditors. In these scenarios, the Group will need to seek other options, including seeking further liquidity support from customers and suppliers, delaying or reducing operating and capital expenditure, seeking waivers in respect of potential covenant breaches, the possibility of an alternative transaction or fundraising, and in the event that any of these are not available, liquidation or examinership (the Irish equivalent of voluntary administration).
Any additional equity funding is likely to be substantially dilutive to Carbon Revolution shareholders. Further, certain types of funding will require consent under the New Debt Program and/or OIC Financing Documents, and such consent may be provided subject to conditions.
Beneficial Ownership of Securities
The section entitled “Beneficial Ownership of Securities” beginning on page 276 is restated as set forth below:
BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to Twin Ridge and MergeCo regarding (i) the beneficial ownership of Twin Ridge Ordinary Shares as of August 14, 2023 (pre-Business Combination) and, (ii) immediately following consummation of the Business Combination (post-Business Combination), the expected beneficial ownership of MergeCo Ordinary Shares by the persons set forth below, assuming (a) no shares of Twin Ridge are redeemed and (b) 100% of the Twin Ridge shares are redeemed:
•
each person known by MergeCo to be the beneficial owner of more than 5% of the outstanding Twin Ridge Ordinary Shares either on August 14, 2023 (pre-Business Combination) or of MergeCo Ordinary Shares outstanding after the consummation of the Business Combination (post-Business Combination);

•	each of Twin Ridge’s current executive officers and directors;
•	each person who will (or is expected to) become an executive officer or director of MergeCo upon consummation of the Business Combination;

•	all executive officers and directors of Twin Ridge as a group prior to the consummation of the Business Combination; and
•	all executive officers and directors of MergeCo as a group after consummation of the Business Combination.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
The beneficial ownership of Twin Ridge Ordinary Shares pre-Business Combination is based on 11,593,848 Twin Ridge Ordinary Shares issued and outstanding as of the Record Date (of which the Founder Holders owned of record an aggregate of 5,327,203 Twin Ridge Class B Ordinary Shares). The expected beneficial ownership of MergeCo Ordinary Shares post-Business Combination, assuming none of the Twin Ridge Class A Ordinary Shares are redeemed, has been determined based upon the following: (i) no Twin Ridge shareholder has exercised its redemption rights to receive cash from the Trust Account in exchange for their Twin Ridge Class A Ordinary Shares; (ii) prior to the Closing, no Warrants will be exercised; (iii) at or after the Closing, no MergeCo Warrants will be exercised; (iv) none of the investors set forth in the table below has purchased or will purchase Twin Ridge Class A Ordinary Shares in the open market, and (v) there will be an aggregate of 2,491,993 issued and outstanding MergeCo Ordinary Shares at the Closing.
The expected beneficial ownership of shares of MergeCo post-Business Combination, assuming 100% of the Twin Ridge Class A Ordinary Shares have been redeemed has been determined based on the following assumptions: (i) 6,266,645 Twin Ridge shareholders have exercised their redemption rights, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting; (ii) prior to the Closing, no Warrants will be exercised; (iii) at or after the Closing, no Warrants will be exercised; (iv) none of the investors set forth in the table below has purchased or will purchase Twin Ridge Class A Ordinary Shares in the open market, and (v) there will be an aggregate of 1,871,592 issued and outstanding MergeCo Ordinary Shares at the Closing.
			MergeCo After the Business Combination
	Twin Ridge Before the Business Combination(1)		Assuming No Redemption(2)		Assuming Maximum Redemption(3)
Name and Address of Beneficial Owners	Number of Twin Ridge Ordinary Shares	%	Number of MergeCo Ordinary Shares	%	Number of MergeCo Ordinary Shares	%
Directors and Executive Officers of Twin Ridge(4)
William Toler	—	—	—	—	—	—
Sanjay K. Morey(5)	5,267,203(6)	45.4	494,000	19.8	494,000	26.4
William P. Russell(5)	5,267,203(6)	45.4	494,000	19.8	494,000	26.4
Alison Burns	20,000(6)	*	2,000	*	2,000	*
Paul Henrys	20,000(6)	*	2,000	*	2,000	*
Gary Pilnick	20,000(6)	*	2,000	*	2,000	*
Five Percent Holders of Twin Ridge(4)
The Sponsor(5)(7)	5,267,203(6)	45.4	494,000(11)	19.8	494,000(10)	26.4
Glazer Capital, LLC(8)	2,460,998(10)	21.2	246,100	9.9	—	—
Hudson Bay Capital Management LP(9)	620,607(10)	5.4	62,061	2.5	—	—
Directors and Executive Officers of MergeCo After Consummation of the Business Combination

			MergeCo After the Business Combination
	Twin Ridge Before the Business Combination(1)		Assuming No Redemption(2)		Assuming Maximum Redemption(3)
Name and Address of Beneficial Owners	Number of Twin Ridge Ordinary Shares	%	Number of MergeCo Ordinary Shares	%	Number of MergeCo Ordinary Shares	%
Mark Bernhard	—	—	682	*	682	*
Lucia Cade	—	—	510	*	510	*
Jacqueline Dedo	—	—	—	—	—	—
Jacob Dingle(12)	—	—	28,604	1.1	28,604	1.5
James Douglas	—	—	12,019	*	12,019	*
Burt Jordan	—	—	—	—	—	—
Robert Lutz	—	—	—	—	—	—
Matti Masanovich	—	—	—	—	—	—
Dale McKee	—	—	798	*	798	*
Gerard Buckle	—	—	3,133	*	3,133	*
Five Percent Holders of MergeCo
Ronal AG	—	—	124,713	5.0%	124,713	6.7%
*	Less than one percent.
(1)
The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on 11,593,848 Twin Ridge Ordinary Shares outstanding as of the Record Date. Unless otherwise indicated, Twin Ridge believes that all persons named in the table have sole voting and investment power with respect to all Twin Ridge Ordinary Shares beneficially owned by them prior to the Business Combination.

(2)
The post-Business Combination percentage of beneficial ownership is calculated based on 2,491,993 MergeCo Ordinary Shares outstanding. Such amount assumes that no Public Shareholders have redeemed their Twin Ridge Class A Ordinary Shares. Unless otherwise indicated, MergeCo believes that all persons named in the table have sole voting and investment power with respect to all MergeCo Ordinary Shares beneficially owned by them prior to the Business Combination.

(3)
The post-Business Combination percentage of beneficial ownership is calculated based on 1,871,592 MergeCo Ordinary Shares outstanding. Such amount assumes that 100% of the Twin Ridge Class A Ordinary Shares have been redeemed. Unless otherwise indicated, MergeCo believes that all persons named in the table have sole voting and investment power with respect to all MergeCo Ordinary Shares beneficially owned by them prior to the Business Combination.

(4)	Unless otherwise noted, the business address of each of the following individuals is 999 Vanderbilt Beach Road, Suite 200, Naples, Florida 34108.
(5)
The Sponsor is the beneficial holder of the shares reported herein. The Sponsor is controlled by Sanjay K. Morey and William P. Russell, Jr. Each of Sanjay K. Morey and William P. Russell Jr. disclaims any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(6)	Interests shown consist of Twin Ridge Class B Ordinary Shares.
(7)
Interests shown consist of (1) 1,917,203 Twin Ridge Class B Ordinary Shares held by the Sponsor; and (2) 3,350,000 Twin Ridge Class B Ordinary Shares held by the TRCA Subsidiary. The Sponsor is the sole managing member of the TRCA Subsidiary and may be deemed to have voting and investment power with respect to the shares held by the TRCA Subsidiary. As consideration for Advisor’s performance of certain services to Twin Ridge in connection with the Business Combination, Sponsor has agreed to transfer the 3,350,000 Twin Ridge Class B Ordinary Shares held by TRCA Subsidiary to Advisor at the Closing; such shares will revert to the Sponsor if the Business Combination with Carbon Revolution is not completed.

(8)
Includes Twin Ridge Class A Ordinary Shares beneficially held by Glazer Capital, LLC, a Delaware limited liability company (“Glazer Capital”), with respect to the Twin Ridge Class A Ordinary Shares held by certain funds and managed accounts to which Glazer Capital serves as investment manager (collectively, the “Glazer Funds”); and Mr. Paul J. Glazer (“Mr. Glazer”), who serves as the Managing Member of Glazer Capital, with respect to the Ordinary Shares held by the Glazer Funds. The business address of each of Glazer Capital and Mr. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(9)
Includes Twin Ridge Class A Ordinary Shares beneficially held by Hudson Bay Capital Management LP, a Delaware limited partnership (“Hudson”), and Mr. Sander Gerber. The business address of each of Hudson and Mr. Gerber is 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(10)	Interests shown consist of Twin Ridge Class A Ordinary Shares.
(11)
Excludes 327,203 of the Sponsor’s Twin Ridge Class B Ordinary Shares that shall automatically be forfeited and surrendered to Twin Ridge for no additional consideration immediately prior to the consummation of the Merger and conditioned upon the consummation of the Merger.

(12)	Includes 29,859 Ordinary Shares issuable on the Scheme Record Date.

On March 6, 2023, Twin Ridge held an Extension Meeting to amend the Twin Ridge Amended and Restated Memorandum and Articles of Association to extend the date by which we have to consummate a business combination. In connection with that vote, the holders of 15,042,168 Class A Ordinary Shares properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $153,567,547 or $10.21 per share. After the satisfaction of such redemptions and receipt of the initial deposit of $480,000 to the Trust Account, the balance in the Trust Account was approximately $64,457,034. As of August 14, 2023, the balance in the Trust Account was approximately $66,382,466. Following such redemptions, the Founder Holders owned, on an as-converted basis, approximately 46% of the issued and outstanding Twin Ridge Ordinary Shares.
Updating References to Stock Exchange
All references to NYSE American or Nasdaq Global in the Proxy Statement/Prospectus are revised to refer to Nasdaq Capital.
Inclusion of the Amendment to the Business Combination Agreement in Annex R
The text set forth in Annex A regarding the Amendment to the Business Combination Agreement is added as Annex R.
--END OF SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS--

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Supplement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements provide the respective current expectations or forecasts of future events of MergeCo, Carbon Revolution and Twin Ridge. Forward-looking statements include statements about the OIC Financing, MergeCo’s, Carbon Revolution’s and Twin Ridge’s respective expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements, among other things, relating to the OIC Financing and other statements preceded by, followed by or that include the words “may”, “can”, “should”, “will”, “estimate”, “plan”, “project”, “forecast”, “intend”, “expect”, “anticipate”, “believe”, “seek”, “target” or similar expressions.
These forward-looking statements in this Supplement are based on information available as of the date of this Supplement and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Although MergeCo, Carbon Revolution and Twin Ridge respectively believe the expectations reflected in the forward-looking statements were reasonable at the time made, they cannot guarantee future results, level of activity, volume of sales, performance or achievements. Moreover, neither MergeCo, Carbon Revolution, Twin Ridge nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in connection with the forward-looking statements contained in this Supplement and the proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by MergeCo, Carbon Revolution, Twin Ridge or persons acting on their behalf.
You should not place undue reliance on these forward-looking statements in deciding whether to redeem your shares, how your vote should be cast or in voting your shares on the proposals set forth in the proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include:
•	changes in domestic and foreign business, market, financial, political and legal conditions;
•
the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Post-Combination Company or the expected benefits of the Business Combination, or that the approval of the shareholders of Twin Ridge or Carbon Revolution is not obtained;

•
conditions to the completion of the OIC Financing may not be satisfied or the occurrence of any event, change or other circumstance that could give rise to the termination of the OIC Purchase Agreement;

•
the ability of Carbon Revolution to obtain financing, equity, debt, or convertible debt financings, to fund its operations on favorable terms or at all, including in the short term, the ability of Carbon Revolution to obtain bridge financing necessary to continue as a going concern until consummation of the Business Combination;

•	growth in demand for Carbon Revolution’s wheels being lower than expected, or eventuating later than expected (including but not limited to delay in commencement of wheel programs);
•	increase in prices of labor or materials, or adverse movements in foreign exchange;
•	disruption to global supply chains;
•	Carbon Revolution’s relationships with suppliers and technical partners may deteriorate;
•	risks relating to Carbon Revolution’s bespoke equipment and production process to create a highly complex and innovative product;
•	downward pricing pressure from customers;

•	changes in Carbon Revolution’s competitive position or market share;
•	the inability to maintain the listing of MergeCo’s securities on a U.S. securities exchange;
•	the inability to complete any private placement financing, the amount of any private placement financing or the completion of any private placement financing with terms unfavorable to us;
•	the risk that the Business Combination and related transactions disrupts current plans and operations Carbon Revolution or Twin Ridge;
•	the risk that any of the conditions to closing of the Business Combination are not satisfied in the anticipated manner or on the anticipated timeline or are waived by any of the parties thereto;
•	the failure to realize the anticipated benefits of the Business Combination and related transactions;
•	risks relating to the uncertainty of the costs related to the Business Combination;
•	risks related to the rollout of Carbon Revolution’s business strategy and the timing of expected business milestones;
•
the effects of competition on Carbon Revolution’s future business and the ability of the Post-Combination Company to grow and manage growth, establish and maintain relationships with customers, and retain Carbon Revolution’s management and key employees;

•	risks related to domestic and international political and macroeconomic uncertainty, including the Russia-Ukraine conflict;
•	the outcome of any legal proceedings that may be instituted against Twin Ridge, Carbon Revolution or any of their respective directors or officers;
•	the amount of redemption requests made by Public Shareholders;
•	the ability of Twin Ridge to issue equity, if any, in connection with the Business Combination or to otherwise obtain financing in the future;
•	the impact of the global COVID-19 pandemic and governmental responses on any of the foregoing risks;
•	risks related to Carbon Revolution’s industry;
•	changes in laws and regulations; and
•	other risks and uncertainties described in this Supplement and the proxy statement/prospectus, including those under the section entitled “Risk Factors”.

IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION
AND WHERE TO FIND IT
This Supplement relates to, among other matters, the proposed Business Combination involving Twin Ridge, Carbon Revolution and MergeCo. In connection with the Business Combination, MergeCo has filed with the SEC a registration statement on Form F-4 (File No. 333-270047), including the Proxy Statement/Prospectus. This document is not a substitute for the Proxy Statement/Prospectus. The definitive Proxy Statement/Prospectus was filed with the SEC on September 8, 2023 and has been sent to all Twin Ridge shareholders as of August 25, 2023 (the record date for voting on the proposed Business Combination). Twin Ridge or MergeCo may also file other relevant documents regarding the proposed Business Combination with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF TWIN RIDGE AND OTHER INTERESTED PARTIES ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE BUSINESS COMBINATION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TWIN RIDGE, CARBON REVOLUTION, MERGECO, THE BUSINESS COMBINATION AND RELATED MATTERS.
Investors and security holders of Twin Ridge may obtain free copies of the Proxy Statement/Prospectus and other documents that are filed or will be filed with the SEC by Twin Ridge through the website maintained by the SEC at www.sec.gov.
PARTICIPANTS IN SOLICITATION
Twin Ridge and Carbon Revolution and their respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Twin Ridge’s shareholders in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination are contained in the Proxy Statement/Prospectus. Shareholders, potential investors and other interested persons should read the Registration Statement carefully before making any voting or investment decisions.
NO OFFER OR SOLICITATION
This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination, and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.
This communication is not a substitute for the Registration Statement or for any other document that Twin Ridge has filed and may file with the SEC in connection with the Business Combination. You are urged to read the documents filed with the SEC carefully and in their entirety because they will contain important information. You may obtain free copies of other documents filed with the SEC by Twin Ridge through the website maintained by the SEC at https://www.sec.gov.

Annex A
AMENDMENT TO BUSINESS COMBINATION AGREEMENT
THIS AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of October 5, 2023 by and among Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653 listed on the Australian Securities Exchange (the “Company”), Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”), and Poppettell Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of MergeCo (“Merger Sub”) and amends that certain Business Combination Agreement, dated November 29, 2022, by and among the SPAC, the Company, MergeCo and Merger Sub (the “BCA”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA or the SID (as defined in the BCA).
WHEREAS, the Parties desire to amend Section 2.02(d) of the BCA pursuant to an amendment adopted pursuant to the requirements of Section 9.04 of the BCA.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1. Amendments to the BCA. Effective as of the date by which the Scheme becomes Effective provided that the Court has also made an order under section 411(6) of the Corporations Act requiring, in effect, that the Scheme Consideration be reduced to 1/10th of what it otherwise would have been and consistent with the range of the Scheme Consideration disclosed to Carbon Revolution Shareholders prior to the Scheme Meeting (after taking into account any change to the Scheme Consideration resulting from the agreement of the parties dated 21 September 2023 titled ‘Project Leopard – Deed (Orion)’) , the BCA is hereby amended by deleting Section 2.02(d) in its entirety and replacing it with the following:
(d) Conversion of SPAC Securities. Subject to the terms of this Agreement, at the SPAC Merger Effective Time, by virtue of the Merger, the Cayman Companies Act, the ICA and without any action on the part of any Party or the holder of any of their securities (i) SPAC Class A Ordinary Shares, (ii) SPAC Class B Ordinary Shares, (iii) SPAC Public Warrants and (iv) SPAC Private Warrants, in each case, issued and outstanding immediately prior to the SPAC Merger Effective Time, shall be automatically cancelled, exchanged or adjusted (as applicable) as follows:
(i) Each then issued and outstanding SPAC Class B Ordinary Share, shall convert automatically, on a one-for-one basis, into a SPAC Class A Ordinary Share (the “Pre-Merger Conversion”);
(ii) Immediately after the Pre-Merger Conversion, every ten (10) SPAC Class A Ordinary Shares shall be automatically cancelled in exchange for one (1) validly issued, fully paid and non-assessable MergeCo Ordinary Share. Any fractional shares resulting from such conversion shall be rounded down to the nearest whole number.
(iii) Each SPAC Public Warrant shall be automatically exchanged to become to one (1) MergeCo Public Warrant. Each such MergeCo Public Warrant will be subject to substantially the same terms and conditions set forth in the warrant agreement pursuant to which such SPAC Public Warrant was issued immediately prior to the SPAC Merger Effective Time, except that each such MergeCo Public Warrant shall only be exercisable for one tenth (1/10) of one MergeCo Ordinary Share, provided always that no fractional MergeCo Ordinary Shares shall be issued and, accordingly, holders of MergeCo Public Warrants shall, when exercising their warrants, be required to exercise such warrants in multiples of 10. Each SPAC Private Warrant shall be automatically exchanged to become one (1) MergeCo Public Warrant, which such MergeCo Public Warrant shall only be exercisable for one tenth (1/10) of one MergeCo Ordinary Share (each, a “MergeCo Founder Warrant”), provided always that no fractional MergeCo Ordinary Shares shall be issued and, accordingly, holders of MergeCo Public Warrants shall, when exercising their warrants, be required to exercise such warrants in multiples of 10. Each such MergeCo Founder Warrant will be subject to substantially the same terms and conditions set forth in the warrant agreement pursuant to which such SPAC Private Warrant was issued immediately prior to the SPAC Merger Effective Time. The SPAC shall enter into customary warrant assumption documentation prior to the SPAC Merger Effective Time (“Warrant Assumption Documentation”).
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(iv) Each ordinary share of Merger Sub issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company.
2. No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the BCA shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the BCA.
3. References. All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the BCA shall refer to the BCA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the BCA (as amended hereby) and references in the BCA to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to November 29, 2022.
4. Other Miscellaneous Terms. Sections 10.01 through 10.11 of the BCA shall apply mutatis mutandis to this Amendment, as if set forth in full herein.
[Signature pages follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.
POPPETTELL MERGER SUB

By:	/s/ Robert Duggan
Name:	Robert Duggan
Title:	Director

CARBON REVOLUTION PUBLIC LIMITED COMPANY

By:	/s/ Ronan Donohoe
Name:	Ronan Donohoe
Title:	Authorized Signatory

TWIN RIDGE CAPITAL ACQUISITION CORP.

By:	/s/ W.P. Russell, Jr.
Name:	W.P. Russell, Jr.
Title:	Chief Executive Officer

CARBON REVOLUTION LIMITED

By:	/s/ Jake Dingle
Name:	Jake Dingle
Title:	Director
[Signature Page to Amendment to Business Combination Agreement]
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